                                  SCHEDULE 14A


                                 (Rule 14a-101)


                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION


      PROXY STATEMENT PURSUANT TO SECTION 14 (a) OF THE SECURITIES EXCHANGE
                                   ACT OF 1934

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /


Check the appropriate box:
/ /    Preliminary Proxy Statement             / / Confidential, for use of the
                                                   Commission only (as permitted
                                                   By Rule 14a-6(e) (2))
/x/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-12


                             ALAMOSA HOLDINGS, INC.
              ----------------------------------------------------
                (Name of Registrant As Specified In Its Charter)


              ----------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/ No fee required.
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)   Title of each class of securities to which transaction applies:

      -------------------------------------------------------------------------

(2)   Aggregate number of securities to which transaction applies:

      -------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      -------------------------------------------------------------------------

(4)   Proposed maximum aggregate value of transaction:

      -------------------------------------------------------------------------

(5)   Total fee paid:

      -------------------------------------------------------------------------

      / / Fee paid previously with preliminary materials:

      -------------------------------------------------------------------------

      / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.


(1)   Amount previously paid:

      -------------------------------------------------------------------------

(2)   Form, Schedule or Registration Statement No.:

      -------------------------------------------------------------------------

(3)   Filing party:

      -------------------------------------------------------------------------

(4)   Date filed:

      -------------------------------------------------------------------------

             [ALAMOSA PERSONAL COMMUNICATIONS SERVICE LOGO OMITTED]


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 29, 2003
                            AT 10:00 A.M. LOCAL TIME


To our Stockholders:

     Notice is hereby given that the 2003 annual meeting of stockholders of ALAMOSA HOLDINGS, INC., a Delaware corporation ("Alamosa"), will be held at The Lubbock Country Club, 3400 Mesa Road, Lubbock, Texas, on May 29, 2003, at 10:00 a.m., local time, for the following purposes:

     1. To elect four directors to serve on our board of directors for a term of three years;

     2. To approve an amendment to our Amended and Restated Employee Stock Purchase Plan to authorize for issuance an additional 2,500,000 shares of common stock;

     3. To ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 2003; and

     4. To transact such other business as may properly be brought before the meeting.

     These items of business are described in detail in the attached proxy statement. Only stockholders of record at the close of business on April 14, 2003, the record date, are entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement of the annual meeting. A list of stockholders entitled to vote at the annual meeting will be available for examination by the stockholders of Alamosa, for any purpose germane to the annual meeting, during ordinary business hours beginning 10 days prior to the date of the meeting, at Alamosa's executive offices at 5225 S. Loop 289, Lubbock, Texas.

     Your vote is important. Please read the proxy statement and the voting instructions on the enclosed proxy. Then, whether or not you plan to attend the annual meeting in person, and no matter how many shares you own, please sign, date and promptly return the enclosed proxy in the enclosed envelope, which requires no additional postage if mailed in the United States. If you are a stockholder of record, you may also authorize the individuals named on the enclosed proxy to vote your shares by calling a specially designated toll-free telephone number or via the Internet at www.eproxy.com/almo. Specific instructions for telephone or Internet voting are set forth on the enclosed proxy. These telephone and Internet voting procedures are designed to authenticate your vote and to confirm that your voting instructions are followed. If you are a holder of record, you may also cast your vote in person at the annual meeting.


                                        By Order of the Board of Directors,


                                        /S/ Kendall W. Cowan


                                        Kendall W. Cowan
                                        Chief Financial Officer and Secretary


Lubbock, Texas
April 22, 2003

                             ALAMOSA HOLDINGS, INC.
                                5225 S. LOOP 289
                              LUBBOCK, TEXAS 79424
                                 (806) 722-1100

                      -------------------------------------

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 29, 2003


WHY DID YOU SEND ME THIS PROXY STATEMENT?

     The board of directors of Alamosa Holdings, Inc. ("Alamosa") seeks your proxy for use in voting at our 2003 annual meeting of stockholders or at any postponements or adjournments of the annual meeting. Our annual meeting will be held at The Lubbock Country Club, 3400 Mesa Road, Lubbock, Texas, on Thursday, May 29, 2003, at 10:00 a.m., local time. We will begin mailing this proxy statement, the attached notice of annual meeting and the accompanying proxy on or about April 29, 2003 to all holders of our common stock, par value $0.01, entitled to vote at the annual meeting. Along with this proxy statement, we are also sending our Annual Report on Form 10-K for the fiscal year ended December 31, 2002.


WHAT AM I VOTING ON?

     At the annual meeting, stockholders will act upon:

     (1) The election of four directors to serve on our board of directors for a term of three years;

     (2) Approval of an amendment to our Amended and Restated Employee Stock Purchase Plan to authorize for issuance an additional 2,500,000 shares of common stock; and

     (3) Ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 2003.


WHO CAN VOTE AT THE MEETING?

     Only holders of record of our common stock at the close of business on April 14, 2003, the record date, will receive notice of, and be entitled to vote at, our annual meeting. At the close of business on the record date, 94,590,963 shares of our common stock were outstanding and entitled to vote. The common stock is our only class of outstanding voting securities.


WHAT CONSTITUTES A QUORUM?

     If a majority of the shares of our common stock issued and outstanding on the record date and entitled to vote, are present at the meeting, either in person or by proxy, we will have a quorum to transact business. Broker non-votes, if any, will be counted as shares present for purposes of determining the presence of a quorum.


WHAT ARE THE VOTING RIGHTS OF THE HOLDERS OF ALAMOSA'S COMMON STOCK?

     In deciding all matters, a holder of common stock on the record date will be entitled to cast one vote for each share of common stock registered in that holder's name, on each matter to be voted upon at the annual meeting.


WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?

     ELECTION OF DIRECTORS: Election of the director nominees named in Proposal No. 1 requires the affirmative vote of a plurality of the shares of our common stock voted at our annual meeting. Votes may be cast in favor of or withheld with respect to all of the director nominees, or any of them. Abstentions and broker non-votes, if any, will not be counted as having been voted and will have no effect on the outcome of the vote on the election of directors. Stockholders may not cumulate votes in the election of directors.

     APPROVAL OF AMENDMENT TO ALAMOSA'S AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN: Approval of the amendment to our Amended and Restated Employee Stock Purchase Plan, as specified in Proposal No. 2, requires the affirmative vote of at least a majority of the outstanding shares of our common stock entitled to vote on the proposal who are present at the annual meeting, in person or by proxy. Abstentions will have the same effect as a vote against this proposal. Broker non-votes, if any, will have no effect on the vote for this proposal.

     RATIFICATION OF INDEPENDENT ACCOUNTANTS: Ratification of the selection of PricewaterhouseCoopers LLP as our independent accountants for fiscal year 2003, as specified in Proposal No. 3, requires the affirmative vote of at least a majority of the outstanding shares of our common stock entitled to vote on the proposal who are present at the annual meeting, in person or by proxy. If this selection is not ratified by our stockholders, our board of directors may reconsider its selection. Abstentions will have the same effect as a vote against this proposal. Broker non-votes, if any, will have no effect on the vote for this proposal.


WHO CONDUCTS THE PROXY SOLICITATION?

     Alamosa is soliciting the proxies and will bear the entire cost of this solicitation, including the preparation, assembly, printing and mailing of this proxy statement and any additional materials furnished to our stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to these beneficial owners. In addition, if asked, we will reimburse these persons for their reasonable expenses in forwarding the solicitation material to the beneficial owners. The original solicitation of proxies by mail may be supplemented by telephone, telegram, telecopy, Internet and personal solicitation by our directors, officers or other regular employees.


HOW DO I VOTE?

     Stockholders of record can choose one of the following three ways to vote:


     (1) By mail: Please complete, sign, date and return the proxy in the enclosed pre-paid envelope.

     (2) By telephone: Call the phone number on your proxy and follow the instructions.

     (3) Via the Internet: Access http://www.eproxy.com/almo and follow the instructions.

By casting your vote in any of the three ways listed above, you are authorizing the individuals listed on the proxy to vote your shares in accordance with your instructions.

     If you hold our common stock in "street name," only your broker or bank can vote your shares. If you want to vote in person at our annual meeting and you hold our common stock in street name, you must obtain a proxy from your broker and bring that proxy to our annual meeting.


HOW DO I VOTE USING THE PROXY CARD?

     If the enclosed proxy is properly signed and returned, the shares represented by the proxy will be voted at the annual meeting according to the instructions as indicated on your proxy. If the proxy does not specify how your shares are to be voted, your shares represented by the proxy will be voted:

     (1)  FOR the election of the nominees proposed by the board,

     (2) FOR the approval of the amendment to our Amended and Restated Employee Stock Purchase Plan, and

     (3) FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent accountants for the fiscal year ending December 31, 2003.

CAN I CHANGE MY VOTE?

     You may revoke your proxy by doing any of the following:

     (1) Send a written notice of revocation to our Corporate Secretary, dated later than the proxy you want to revoke, before the vote is taken at the annual meeting.

     (2) Execute a later dated proxy (including a proxy by telephone or via the Internet) before the vote is taken at the annual meeting.

     (3) Vote in person at the annual meeting (your attendance at the annual meeting, in and of itself, will not revoke the earlier proxy).

Any written notice of revocation, or later dated proxy, should be delivered to:
Alamosa Holdings, Inc., 5225 S. Loop 289, Lubbock, Texas 79424, Attention:
Kendall W. Cowan, Corporate Secretary.


ABOUT ALAMOSA AND CERTAIN OF ITS SUBSIDIARIES

     Alamosa PCS Holdings, Inc. completed its initial public offering of common stock on February 2, 2000. On December 14, 2000, Alamosa PCS Holdings, Inc. formed a new holding company pursuant to Section 251(g) of the Delaware General Corporation Law (the "Holding Company Formation"). In that transaction, each share of Alamosa PCS Holdings, Inc. was converted into one share of the new holding company, and the former public company, which was renamed Alamosa (Delaware), Inc. (referred to herein as "Alamosa (Delaware)"), became a wholly owned subsidiary of the new holding company, which was renamed Alamosa PCS Holdings, Inc. (referred to herein as "Alamosa PCS Holdings"). On February 14, 2001, Alamosa became the new public holding company of Alamosa PCS Holdings and its subsidiaries pursuant to a reorganization transaction in which a wholly owned subsidiary of Alamosa was merged with and into Alamosa PCS Holdings (the "Reorganization"). As a result of the Reorganization, Alamosa PCS Holdings became a wholly owned subsidiary of Alamosa, and each share of Alamosa PCS Holdings common stock was converted into one share of Alamosa common stock.

     References in this Proxy Statement to the "Company" refer to, and all disclosure contained herein with respect to director and executive compensation, stock price performance and other matters reflects information for: (i) Alamosa, for all periods after completion of the Reorganization, during which time it was the public holding company, (ii) Alamosa PCS Holdings, for the period after the Holding Company Formation but prior to the Reorganization, during which time it was the public holding company, and (iii) Alamosa (Delaware) (formerly Alamosa PCS Holdings, Inc.), for the period prior to the Holding Company Formation, during which time it was the public holding company.

                        ELECTION OF DIRECTORS OF ALAMOSA
                                  (PROPOSAL 1)

     Pursuant to our Amended and Restated Certificate of Incorporation, our board of directors consists of three classes of directors with overlapping three year terms. One class of directors is elected each year with the term of each such class expiring on the third succeeding annual meeting after its election. Our Amended and Restated Certificate of Incorporation also states that there must be at least three directors, with the exact number to be set from time to time by our board of directors. Our board of directors currently has fixed the number of directors at eleven, and the board of directors currently consists of three Class I directors, four Class II directors and four Class III directors. At this year's annual meeting, the term of our four Class III directors will expire. Our other directors will remain in office for the remainder of their respective terms, as indicated below. Unless otherwise indicated on any proxy, the proxy holders intend to vote the shares represented by each properly executed proxy for each of the four nominees standing for reelection as set forth below. If a proxy is executed in such a manner as to withhold authority to vote for one or more nominees for director, such instructions will be followed by the persons named as proxies. While it is not anticipated that any of the nominees will be unable to serve, if any should be unable to serve, the proxy holders reserve the right to substitute any other person.

     Election of the four director nominees requires the affirmative vote of a plurality of the shares of our common stock voted at the annual meeting. Abstentions and broker non-votes, if any, will not be counted as having been voted and will have no effect on the outcome of the vote on the election of directors.

     Our bylaws and the bylaws of Alamosa PCS Holdings, our direct wholly-owned subsidiary, contain a provision (together, the "Pass-Through Voting Provisions") which together have the effect of requiring that the shares of common stock of Alamosa (Delaware) that are owned by Alamosa PCS Holdings may only be voted by Alamosa PCS Holdings in proportion to the vote of, or as directed by the vote of, the stockholders of Alamosa. As a result of the Pass-Through Voting Provisions, Alamosa PCS Holdings, as the sole stockholder of Alamosa (Delaware), may only vote its shares of Alamosa (Delaware) stock on the election of directors of Alamosa (Delaware) in proportion to, or as directed by, a vote of the stockholders of Alamosa. The Alamosa (Delaware) board of directors is classified in the same manner as, and consists of the same eleven persons as those serving on, the Alamosa Holdings board of directors. Your vote with respect to the election of four nominees to serve on the board of directors of Alamosa will also constitute a vote to direct Alamosa PCS Holdings with respect to its vote for the election of the same four nominees to serve on the Board of Directors of Alamosa (Delaware).

     The following table sets forth information concerning our directors as of the date of this proxy statement.


                CURRENT DIRECTORS WHO ARE NOMINEES FOR REELECTION
                -------------------------------------------------


NAME                      AGE     NEW TERM WILL EXPIRE AT ANNUAL MEETING IN
----                      ---     -----------------------------------------
Scotty Hart               52                        2006
Dr. Allen T. McInnes      65                        2006
Michael V. Roberts        54                        2006
David E. Sharbutt         53                        2006


                CONTINUING DIRECTORS WHOSE TERMS ARE NOT EXPIRING
                -------------------------------------------------


NAME                     CLASS       AGE     TERM EXPIRES AT ANNUAL MEETING IN
----                     -----       ---     ---------------------------------
Ray M. Clapp, Jr.          I         43                   2004
John F. Otto, Jr.          I         54                   2004
Jimmy R. White             I         63                   2004
Kendall W. Cowan          II         48                   2005
Schuyler B. Marshall      II         57                   2005
Thomas F. Riley, Jr.      II         57                   2005
Steven C. Roberts         II         51                   2005

NOMINEES.

     DAVID E. SHARBUTT. Mr. Sharbutt has been our Chairman and a director since the Company was founded in July 1998 and was named Chief Executive Officer in October 1999. Mr. Sharbutt was formerly the President and Chief Executive Officer of Hicks & Ragland Engineering Co., an engineering consulting company, now known as CHR Solutions. Mr. Sharbutt was employed by CHR Solutions as a Senior Consultant from October 1999 until November 2000. He was employed by CHR Solutions from 1977 through 1999, where he worked with independent telephone companies in developing strategic, engineering and implementation plans for various types of telecommunications services. Before he joined CHR Solutions, Mr. Sharbutt was employed with Southwestern Bell.

     SCOTTY HART. Mr. Hart has served as a director since the Company was founded in July 1998. He has also served since April 1995 as General Manager of South Plains Telephone Cooperative, Inc. ("South Plains Telephone Cooperative"), a wireline and wireless telecommunications company, and previously as Assistant Manager of South Plains Telephone Cooperative. Mr. Hart is currently Vice President of SPPL, Inc., Chairman of the General Partners Committee for Caprock Cellular Limited Partnership and past Chairman for Texas RSA3 Limited Partnership, all affiliates of South Plains Telephone Cooperative. He is also General Manager of SPACE Mgt., Ltd., a wholly-owned subsidiary of South Plains Telephone Cooperative, and Secretary of Alamo Cellular, Inc., a non-public holding company with interests in a wireless telecommunications service provider and an affiliate of SPACE Mgt., Ltd. In addition, he is the general partner and a limited partner of Lubbock HLH, Ltd. He was President of Alamo IV LLC until its dissolution in November 1999. Mr. Hart has served as a director of Texas Statewide Telephone Cooperative, Inc., a non-public company.

     DR. ALLEN T. MCINNES. Dr. McInnes has served as a director since February, 2003. Dr. McInnes became Dean of the Rawls College of Business at Texas Tech University in September 2001. From April 1996 to January 2000, he was CEO and President of Tetra Technologies, a medium-sized New York Stock Exchange oil field service and chemical company. He is currently a director of Tetra Technologies. He also currently serves as chairman of TGC Industries, a small geophysical company. Prior to Tetra, Dr. McInnes served as Executive Vice President and member of the Board of Tenneco, a multi-industry company with over $15 billion in sales. Some of his other board experience includes service on the Board of the American Graduate School for International Management - Thunderbird, the Advisory Council of the business school at the University of Texas and various local civic and national trade organizations.

     MICHAEL V. ROBERTS. Mr. Roberts has served as a director since his appointment to our board of directors on February 14, 2001 in connection with the completion of our acquisition of Roberts Wireless Communications, L.L.C. ("Roberts Wireless"), of which Mr. Roberts formerly was a 50% owner. Mr. Roberts is co-founder of Roberts Broadcasting Company, which owns several television stations in medium-sized markets in the United States and has served as that company's Chairman and Chief Executive Officer since its founding in 1989. Mr. Roberts is also the founder of companies involved in commercial real estate development, construction management, corporate management consulting and communications towers.

CONTINUING DIRECTORS.

     RAY M. CLAPP, JR. Mr. Clapp has served as a director since the Company was founded in July 1998. He is currently an independent private investor. From 1995 to April 2002, Mr. Clapp served as Managing Director, Acquisitions and Investments for The Rosewood Corporation, a diversified investment company and the primary holding company for Caroline Hunt Trust Estate. From 1989 to 1995 he held various officer level positions with The Rosewood Corporation and its subsidiaries. Prior to his employment with The Rosewood Corporation, Mr. Clapp was a consultant with Booz, Allen & Hamilton, a management consulting firm.

     KENDALL W. COWAN. Mr. Cowan has served as a director since April, 2003. He has been our Chief Financial Officer since December 1999. From October 1993 to December 1999, he was a partner in the public accounting firm of Robinson Burdette Martin & Cowan, L.L.P. and from January 1986 to September 1993, he was a partner in the Lubbock and Dallas offices of Coopers & Lybrand. He provided consulting and accounting services to a wide range of clients at both firms including public companies. He is a Certified Public Accountant and a member of both the American Institute of Certified Public Accountants and the Texas Society of Certified Public Accountants. Mr. Cowan is also a director of several private companies.

     SCHUYLER B. MARSHALL. Mr. Marshall has served as a director since November 1999. He has served as President of The Rosewood Corporation since January 1999. From 1997 through 1998, he served as Senior Vice President and General Counsel, and Executive Director of The Rosewood Corporation, and as director and president of various of its subsidiaries. He currently serves as a member of the advisory board of Rosewood Capital IV, L.P., a San Francisco based venture capital fund that focuses on e-commerce, telecommunications and other consumer oriented investments. Prior to his employment with The Rosewood Corporation, Mr. Marshall was a senior shareholder with Thompson & Knight, P.C., in Dallas, where he practiced law since 1970.

     JOHN F. OTTO, JR. Mr. Otto has served as a director since February, 2003. He served as a Managing Director for Global Telecommunications at Salomon Smith Barney, a member of Citigroup, Inc., before becoming an independent consultant in 2003. As Managing Director, Mr. Otto led Salomon's efforts in directing initial financing and ongoing financial service support for telecommunication companies in various life stages of their business. Prior to joining Salomon Smith Barney in 1997, Mr. Otto served as Senior Managing Director and Head of the Media Group for Bear Stearns & Co., Inc. He began his career on Wall Street with Merrill Lynch & Co. where he also served as a Managing Director. Mr. Otto's board experience includes service on Canal Industries (forest products, real estate), Wall Street Council of Boston College and several local civic & charitable group boards.

     THOMAS F. RILEY, JR. Mr. Riley, a licensed Certified Public Accountant has served as a director since his appointment to our Board of Directors on March 30, 2001 in connection with the completion of our acquisition of Southwest PCS Holdings, Inc. ("Southwest PCS"). Mr. Riley has served as Executive Vice President and Chief Operating Officer of Chickasaw Holding Co., a telecommunications company, since January 1997, and has served on the Chickasaw Holding Co. board since that time. From July 1999 to March 2001, Mr. Riley served as President and Chief Executive Officer of Southwest PCS. Before he joined Chickasaw Holding Co., Mr. Riley was associated with Dobson Communications Corp. from 1970 through 1996, first as external auditor and consultant, then Chief Financial Officer from 1986 through 1995 and then as President of Dobson Telephone Co. in 1996.

     STEVEN C. ROBERTS. Mr. Roberts has served as a director since his appointment to our board of directors on February 14, 2001 in connection with the completion of our acquisition of Roberts Wireless, of which Mr. Roberts formerly was a 50% owner. Mr. Roberts is co-founder of Roberts Broadcasting Company and has served as that company's President and Chief Operating officer since its founding. Mr. Roberts is the founder of companies involved in commercial real estate development and communications towers. He is currently a director of Falcon Products Inc. and served on the board of Southside Bancshares Corp. until it was acquired by Allegiant Bancorp Inc.

     JIMMY R. WHITE. Mr. White has served as a director since the Company was founded in July 1998. He has served as the General Manager of XIT Rural Telephone Cooperative, Inc. and its subsidiaries, XIT Telecommunication & Technology, Inc., XIT Cellular, and XIT Fiber, Inc., all wireline and wireless telecommunications services providers, since 1975. He was also the Treasurer of Alamo IV LLC until its dissolution in November 1999. Mr. White currently serves as the President of Alamo Cellular, Inc. He also currently serves as a director of Texas Telephone Association, a non-public company, Forte of Colorado, a general partnership, and Rural Independent Competitive Alliance, a non-public company.

     Messrs. Michael V. Roberts and Steven C. Roberts are brothers. There is no family relationship among any other of our directors or executive officers.

     During fiscal year 2002, our board of directors met on eight occasions and acted by written consent on two occasions. Each of the directors attended at least 75% of the aggregate of (i) the total number of meetings of our board of directors and (ii) the total number of meetings held by any committee of the board upon which such director served.

COMPENSATION OF DIRECTORS.

     Our non-employee directors receive compensation consisting of cash, stock and stock options in respect of their board service. Each non-employee director receives an annual retainer of $20,000 and directors who chair a committee receive an additional $12,000 retainer ($15,000 for the chair of the Audit Committee). Annual retainers are paid in quarterly installments. Non-employee directors also receive $1,000 for each board of directors meeting and committee meeting they attend. For each year of service, our non-employee directors also receive 6,000 shares of our common stock and 9,000 stock options. Each of these awards are granted in arrears. In addition, upon joining our board of directors a non-employee director will also receive a one-time grant of 15,000 shares of stock. We also provide our directors with the opportunity to receive additional stock option grants in lieu of any cash compensation otherwise payable to them with respect to any quarter. For this purpose, stock options will have a value equal to 60% of the average closing price of our common stock over the twenty business days preceding the date of grant. All stock options that we grant to our non-employee directors are granted with an exercise price equal to the per share closing price on the date of grant.


COMMITTEES OF OUR BOARD OF DIRECTORS.

     Our board of directors has established four standing committees:

     o    Audit Committee;

     o    Governance & Nominating Committee;

     o    Finance Committee; and

     o    Compensation Committee.

     AUDIT COMMITTEE. The Audit Committee functions pursuant to a written charter, which was adopted by our board of directors. The Audit Committee has such powers as are set forth in the charter and such other powers as may be assigned to it by our board of directors from time to time. It is currently charged with, among other things, recommending to our board of directors the engagement or discharge of independent public accountants, reviewing the plan and results of the auditing engagement with our independent auditors and officers, reviewing with our officers the scope and nature of our internal accounting controls and reporting to our board of directors on the Audit Committee's activities, conclusions and recommendations. The current members of the Audit Committee are Messrs. McInnes, Clapp and White, all of whom are deemed independent pursuant to the requirements of The New York Stock Exchange. Mr. Tom M. Phelps was a member of the Audit Committee until his resignation from our board of directors in February, 2003. The formal report of our audit committee can be found on page 27 of this proxy statement. During fiscal year 2002, the Audit Committee met on fifteen occasions and acted by written consent on one occasion.

     GOVERNANCE & NOMINATING COMMITTEE. The Governance & Nominating Committee is responsible for:

     o carrying out the purposes of our Interested Transactions Policy, including the formulation and publication of a written policy and the adoption of disclosure requirements governing any actual or perceived conflicts of interest and the disclosure of conflicts of interest for transactions and relationships that may involve potential conflicts of interest for any of our officers, directors, principal stockholders and/or affiliates;

     o taking such action and act as may be deemed necessary by the committee in order for us to come into and be in compliance with the Sarbanes-Oxley Act of 2002 and any rules enacted thereunder, as well as and any other corporate governance rules applicable to us;

     o    seeking out possible candidates for our board of directors;

     o    reviewing the slate of directors to be elected by our stockholders;

     o reviewing the qualifications for candidates for corporate officers and recommending the officers for approval by our board of directors;

     o    evaluating the performance of current directors; and

     o    considering candidates proposed by stockholders for nomination.


     A stockholder who wishes to nominate a director at a meeting of stockholders must comply with the advance notice requirements set out in our Bylaws.

     The Governance & Nominating Committee was formed in February, 2003, by combining our Governance, Business Practices and Nominating committees. The current members of the Governance & Nominating Committee are Messrs. Marshall, McInnes, Otto and Riley.

     Before February, 2003, the members of the Business Practices Committee were Messrs. Marshall, Phelps and White; the members of the Nominating Committee were Messrs. Sharbutt, Clapp, Hart, Hyde, Marshall, Riley, Phelps, Michael V. Roberts, Steven C. Roberts and White; and the members of the Governance Committee were Messrs. Marshall, Riley and White. During fiscal year 2002, the Governance Committee met on three occasions; the Nominating Committee met on one occasion; and the Business Practices Committee met on one occasion.

     FINANCE COMMITTEE. The Finance Committee is responsible for providing budget oversight and dealing with capital structure issues. The current members of the Finance Committee are Messrs. Clapp, Riley, Michael V. Roberts, Steven C. Roberts and Otto. During fiscal year 2002, the Finance Committee met on eight occasions.

     COMPENSATION COMMITTEE. The Compensation Committee is responsible for reviewing and approving all compensation arrangements for our officers, as well as reviewing and approving the terms of any stock option grants or other awards under our long-term incentive plan and reviewing and approving the terms of any future stock option plans. The current members of the Compensation Committee are Messrs. Marshall, Hart and Clapp. The formal report of our compensation committee can be found on page 22 of this proxy statement. During the fiscal year 2002, the Compensation Committee met on eleven occasions. Our former Stock Option Committee met on three occasions during the fiscal year 2002 before it merged into the Compensation Committee in April, 2002.


 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE
                     ELECTION OF EACH OF THE FOUR NOMINEES.

           APPROVAL OF AMENDMENT TO OUR AMENDED AND RESTATED EMPLOYEE
                               STOCK PURCHASE PLAN
                                  (PROPOSAL 2)


EMPLOYEE STOCK PURCHASE PLAN OVERVIEW.

     Our Amended and Restated Employee Stock Purchase Plan ("ESPP") is intended to provide our eligible employees with an opportunity to purchase shares of our common stock through payroll deductions. The ESPP is intended to comply with the requirements of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), and to assure the participants of the tax advantages provided thereby (described below in the section entitled "Federal Income Tax Treatment"). We believe that our ability to provide our employees with the opportunity to purchase our common stock through the ESPP is an important factor in attracting, retaining and motivating our employees.

PROPOSED AMENDMENT.

     To ensure that we will be able to provide our employees with a stock purchase opportunity under the ESPP on August 31, 2003, the next stock purchase date under the ESPP, our board of directors unanimously adopted an amendment to the ESPP on March 31, 2003, subject to approval by our stockholders, to increase the number of shares of our common stock authorized for issuance under the ESPP by 2,500,000 shares, from 1,000,000 shares to 3,500,000 shares. We are seeking stockholder approval of this amendment.

     As of March 1, 2003, no shares of our common stock remained available for issuance under the ESPP for the next purchase date on August 31, 2003. Although the board of directors is authorized to increase the number of shares under the ESPP by up to 200,000 shares each year, the next increase may not take place prior to January 1, 2004. Accordingly, stockholder approval is being sought to allow us to continue operation of the ESPP for the current purchase period and to allow us to meet our future expected needs under the ESPP.

DESCRIPTION OF THE ESPP.

     The following summary of the material features of the ESPP does not purport to be complete and is qualified in its entirety by reference to the specific language of the ESPP. A copy of the ESPP is available to any of our stockholders upon written request.

     SHARES AVAILABLE. The board of directors originally authorized a total of 600,000 shares of our common stock for issuance under the ESPP, plus an additional number of shares to be added on the first day of the year beginning in 2002 and continuing until 2011, equal to the lesser of (i) 200,000 or (ii) a lesser amount determined by the board, in any case, subject to adjustment by the board in the event of a recapitalization, stock split, stock dividend or similar corporate transaction. The board of directors authorized an additional 200,000 shares in each of 2002 and 2003.

     ELIGIBILITY. All our full-time employees and employees of each of our subsidiaries who have at least six months of service are eligible to participate in the ESPP, except that an employee will not be eligible to participate if he or she owns five percent or more of our common stock or the common stock of any Alamosa subsidiary. As of the date of this proxy statement, approximately 600 employees were eligible to participate in the ESPP.

     STOCK PURCHASES. Under the ESPP, each eligible employee is permitted to purchase shares of our common stock through regular payroll deductions and/or cash payments in an aggregate amount equal to 1% to 10% of the employee's compensation for each payroll period. The fair market value of the shares of our common stock which may be purchased by any employee under this or any other plan that is intended to comply with Section 423 of the Code during any calendar year may not exceed $25,000.

     The ESPP provides for a series of consecutive, overlapping offering periods that generally will be 24 months long. Successive six-month purchase periods run during each offering period. Offering periods generally commence on March 1 and September 1 of each year during the term of the ESPP, and purchase periods run from March 1 to August 31 and from September 1 to February 28, or in a leap year, to February 29.

     During each offering period, participating employees are able to purchase shares of common stock with payroll deductions at a purchase price equal to 85% of the fair market value of the common stock at either the beginning of each offering period or the end of each purchase period within the offering period, whichever price is lower.

     To the extent permitted by applicable laws, regulations, or stock exchange rules, if the fair market value of the shares at the end of any purchase period is lower than the fair market value of the shares on the date the related offering period began, then all participants in that offering period are automatically withdrawn from the offering period immediately after the exercise of their option on the date the purchase period ends. The participants are then automatically re-enrolled in the immediately following offering period when that offering period begins.

     The options granted to a participant under the ESPP are not transferable otherwise than by will or the laws of descent and distribution, and are exercisable, during the participant's lifetime, only by the participant.

     CHANGE OF CONTROL. Unless otherwise determined by the board of directors, if a change of control occurs during the term of the ESPP any offering period then in effect will terminate. Generally, a change of control will occur for purposes of the ESPP if (i) stockholders approve any plan or proposal for the liquidation or dissolution of Alamosa, (ii) continuing directors (other than those approved) cease to constitute a majority of the board or directors, (iii) certain mergers, consolidations and share exchanges occur, or (iv) there is a sale of substantially all of Alamosa's assets.

     AMENDMENT, TERMINATION OF PLAN. Our board of directors may from time to time amend or terminate the ESPP; provided, that no such amendment or termination may adversely affect the rights of any participant without the consent of such participant and, to the extent required by Section 423 of the Code or any other law, regulation or stock exchange rule, no such amendment will be effective without the approval of stockholders entitled to vote thereon. Additionally, our board of directors may make such amendments as it deems necessary to comply with applicable laws, rules and regulations.

     NEW PLAN BENEFITS. Since the amount of benefits to be received by each participant in the ESPP is determined by his or her elections, the amount of future benefits to be allocated to any individual or group of individuals under the plan in any particular year is not determinable.

     STOCK ISSUANCES. The table below shows, as to each of our executive officers named in the Summary Compensation Table and the various indicated groups, the number of shares of common stock purchased under the ESPP from the date of inception of the ESPP to February 28, 2003, the most recent purchase date under the ESPP.


NAME                                                  NUMBER OF SHARES PURCHASED
----                                                  --------------------------
David E. Sharbutt                                                41,612
Kendall W. Cowan                                                 39,727
Loyd I. Rinehart                                                 26,815
Anthony M. Sabatino                                               5,876
Margaret Z. Couch                                                   160
All non-employee directors as a group (9 persons)                     0
All executive officers as a group (6 persons)                   114,190
All employees, including all current officers who
 are not executive officers as a group (347 persons)            885,732


     FEDERAL INCOME TAX TREATMENT. The following discussion is a brief summary of certain relevant income tax effects applicable to awards under the ESPP. This summary is not intended to be exhaustive or to constitute tax advice, and, among other things, does not describe state, local or foreign income and other tax consequences. Reference should be made to the Code and the regulations and interpretations thereunder for a complete statement of all relevant federal tax consequences. Accordingly, a participant should consult a tax adviser with respect to the tax aspects of transactions under the employee stock purchase plan. For purposes of this discussion, the right to purchase shares under the ESPP is described as an option.

     The ESPP is intended to qualify as an employee stock purchase plan under
Section 423 of the Code. Assuming such qualification, a participant will not recognize any taxable income as a result of participating in the ESPP, exercising options granted pursuant to the ESPP or receiving shares purchased pursuant to such options. A participant may, however, be required to recognize taxable income as described below.

     If a participant disposes of any share purchased pursuant to the ESPP after the later to occur of (i) two years from the grant date for the related option and (ii) one year after the exercise date for the related option (such disposition, a "Qualifying Transfer"), or if he or she dies (whenever occurring) while owning any share purchased under the ESPP, the participant generally will recognize compensation income, for the taxable year in which such disposition or death occurs, in an amount equal to the lesser of (i) the excess of the market value of the disposed share at the time of such disposition over its purchase price, and (ii) 15% of the market value of the disposed share on the grant date for the option to which such disposed share relates. In the case of a Qualifying Transfer, (a) the basis of the disposed share will be increased by an amount equal to the amount of compensation income so recognized, and (b) the participant will recognize a capital gain or loss, as the case may be, equal to the difference between the amount realized from the disposition of the shares and the basis for such shares.

     If the participant disposes of any share other than by a Qualifying Transfer, the participant generally will recognize compensation income in an amount equal to the excess of the market value of the disposed share on the date of disposition over its purchase price. In such event, we will be entitled to a tax deduction equal to the amount of compensation income recognized by the participant. Otherwise, we will not be entitled to any tax deduction with respect to the grant or exercise of options under the ESPP or the subsequent sale by participants of shares purchased pursuant to the ESPP. A transfer by the estate of the participant of shares purchased by the participant under the employee stock purchase plan has the same federal income tax effects on us as a Qualifying Transfer.


VOTE REQUIRED FOR ADOPTION OF AMENDMENT TO THE ESPP.

     Approval of the adoption of the amendment to the ESPP requires the affirmative votes of at least a majority of the outstanding shares of our common stock entitled to vote on the proposal who are present at the annual meeting, in person or by proxy. Should stockholder approval for the amendment not be obtained, then, if our board of directors approves additional shares for issuance under the ESPP, no purchases of our common stock will be made under the ESPP until February 29, 2004, the first purchase date that follows the date upon which the board may approve up to 200,000 additional shares for issuance under the ESPP.

     Abstentions will have the same effect as a vote against the proposal to approve the adoption of the ESPP, but "broker non-votes", if any, will have no effect on such proposal.


               THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
               STOCKHOLDERS VOTE "FOR" THE AMENDMENT TO THE ESPP.

                            RATIFICATION OF AUDITORS
                                  (PROPOSAL 3)

     At the recommendation of the Audit Committee, our board of directors has selected PricewaterhouseCoopers LLP to serve as auditors of Alamosa for its fiscal year ending December 31, 2003. Although stockholder ratification of our board of directors' action in this respect is not required, the board of directors considers it desirable for stockholders to pass upon the selection of auditors and, if the stockholders do not ratify the selection, may reconsider its selection. Ratification of the appointment of independent auditors of Alamosa requires the affirmative vote of at least a majority of the outstanding shares of our common stock entitled to vote on the proposal who are present at the annual meeting, in person or by proxy. With respect to the ratification of the appointment of auditors of Alamosa, abstentions from voting will have the same effect as voting against such matter and "broker non-votes," if any, will be disregarded and have no effect on the outcome of the vote.

     Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders.

     We have been informed by PricewaterhouseCoopers LLP that neither the firm nor any of its members or their associates has any direct financial interest or material indirect financial interest in us or any of our affiliates.

     During Alamosa's fiscal year ended December 31, 2002, Alamosa was billed the following aggregate fees by PricewaterhouseCoopers LLP:

     AUDIT FEES. The aggregate fees billed by PricewaterhouseCoopers LLP to Alamosa for professional services rendered for the audit of Alamosa's annual financial statements for Alamosa's fiscal year ended December 31, 2002, included in Alamosa's Annual Report on Form 10-K and the reviews of the financial statements included in Alamosa's Forms 10-Q for that fiscal year was $501,800.

     FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. The aggregate fees billed by PricewaterhouseCoopers LLP to Alamosa for its fiscal year ended December 31, 2002 for the professional services described in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X (financial information systems design and implementation services) was $252,282.

     ALL OTHER FEES. The aggregate fees billed by PricewaterhouseCoopers LLP to Alamosa for professional services rendered to Alamosa for its fiscal year ended December 31, 2002, other than the Audit Fees and Financial Information Systems Design and Implementation Fees described in the preceding two paragraphs, was $828,043. The principal non-audit services provided by PricewaterhouseCoopers LLP during fiscal 2002 were (i) assistance with SEC registration statements,
(ii) fees related to the audits of the Company's benefit plans and (iii) tax and accounting consulting services. The Audit Committee of our board of directors has concluded that the provision of these non-audit services is compatible with maintaining PricewaterhouseCoopers LLP's independence.


   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT
                                  ACCOUNTANTS.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

     The following table sets forth certain information as of April 14, 2003 (except as otherwise indicated) with respect to the number of shares of our common stock beneficially owned by each person who is known to us to be the beneficial owner of more than 5% of our common stock, the number of shares of our common stock beneficially owned by each of our executive officers, directors and nominees for director, and the number of shares of our common stock beneficially owned by all our current executive officers and directors as a group. Except as otherwise indicated, each such stockholder has sole voting and investment power with respect to the shares beneficially owned by such stockholder.


                                                             NUMBER OF SHARES
                                                               BENEFICIALLY                PERCENTAGE
NAME AND ADDRESS (1)                                            OWNED (2)               OF OWNERSHIP (2)
-------------------                                          ----------------           ---------------
5% STOCKHOLDERS:

Caroline Hunt Trust Estate .......................             8,176,366  (3)                 8.65%
 100 Crescent Court, Suite 1700
 Dallas, TX 75201

South Plains Telephone Cooperative, Inc. .........             8,594,732  (4)                 9.09%
 2425 Marshall Street
 Lubbock, TX 79415

Budagher Family, LLC. ............................             6,437,735  (5)                 6.81%
 3702 Holland Avenue
 Dallas, TX 75219

Taylor Telephone Cooperative, Inc. ...............             5,075,700  (6)                 5.37%
 9796 N. Interstate 20
 Merkel, TX 79536

Mellon Financial Corporation, et al ..............             5,651,213  (7)                 5.98%
 One Mellon Center
 Pittsburgh, PA 15258

DIRECTORS AND EXECUTIVE OFFICERS:

David E. Sharbutt ................................             2,340,068  (8)(18)             2.43%

Ray M. Clapp, Jr. ................................                70,934  (9)                    *

Kendall W. Cowan .................................             1,231,482  (10)(18)            1.29%

Scotty Hart ......................................                67,773  (11)                   *

Schuyler B. Marshall .............................               261,498  (12)                   *

Loyd I. Rinehart .................................               294,959  (13)(18)               *

Michael V. Roberts ...............................             4,879,737  (14)                5.16%

Steven C. Roberts ................................             5,168,983  (15)                5.46%

Anthony Sabatino .................................               266,933  (16)(18)               *

Jimmy R. White ...................................                56,773  (17)                   *

Margaret Z. Couch ................................               243,413  (18)(19)               *

                                                    NUMBER OF SHARES
                                                      BENEFICIALLY             PERCENTAGE
NAME AND ADDRESS (1)                                   OWNED (2)            OF OWNERSHIP (2)
-------------------                                 ----------------        ---------------
Thomas F. Riley, Jr. .........................          231,674  (20)               *
Allen T. McInnes .............................           15,000                     *
Steven A. Richardson .........................          172,000  (21)               *
John F. Otto, Jr .............................           44,545  (22)               *
All Directors and Executive Officers .........       15,345,772                15.61%

----------
*    Less than one percent.


(1) Except as otherwise indicated in the footnotes below, the address for each executive officer and director is 5225 S. Loop 289, Lubbock, Texas 79424.

(2) Percentage of ownership is based on 94,590,563 shares of common stock outstanding as of April 14, 2003. Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934 (the "Exchange Act"). A person is deemed to be the beneficial owner of any shares of common stock if that person has or shares voting power or investment power with respect to that common stock, or has the right to acquire beneficial ownership at any time within 60 days of April 2, 2003. As used herein, voting power is the power to vote or direct the voting of shares and investment power is the power to dispose or direct the disposition of shares.

(3) Includes: (a) 7,017,506 shares owned by the Caroline Hunt Trust Estate ("CHTE"), (b) 603,974 shares owned by Rosewood Financial, Inc. ("Rosewood Financial"), an indirect wholly owned subsidiary of CHTE, and (c) 554,886 shares owned by Fortress Venture Capital II, L.P. ("Fortress"), whose sole general partner is Rosewood Management Corporation ("Rosewood Management"), an indirect wholly owned subsidiary of CHTE. CHTE has sole voting and dispositive power with respect to the shares owned by CHTE. CHTE, Rosewood Financial and The Rosewood Corporation, a wholly owned subsidiary of CHTE ("Rosewood Corporation"), share voting and dispositive power with respect to the shares owned by Rosewood Financial by reason of their parent-subsidiary relationship only. Fortress and Rosewood Management share voting and dispositive power with respect to the shares owned by Fortress. CHTE, Rosewood Corporation and Rosewood Financial disclaim beneficial ownership of any shares held by Rosewood Management or Fortress, and Rosewood Management and Fortress disclaim beneficial ownership of any shares held by CHTE, Rosewood Corporation or Rosewood Financial. The address for Rosewood Corporation, Rosewood Financial, Rosewood Management and Fortress is the same as the address for CHTE.

(4) These shares are owned by SPACE Mgt, Ltd ("SPACE"), a wholly-owned subsidiary of South Plains Telephone Cooperative, Inc. South Plains Telephone Cooperative and SPACE share voting and investment power for these shares, as a result of their parent-subsidiary relationship. The address for SPACE is the same as the address for South Plains Telephone Cooperative.

(5)  These shares are owned by Budagher Family, LLC ("Budagher LLC"), Michael
     R. Budagher and certain related parties. Mr. Budagher and his spouse and children own 100% of the membership interests of Budagher LLC. Mr. Budagher and Budagher LLC share voting and dispositive power of the shares owned by Budagher Family, LLC as a result of such relationship. Includes 50,759 shares issuable pursuant to options exercisable by Mr. Budagher within 60 days. The address of Mr. Budagher is the same as the address for Budagher LLC.

(6) These shares are owned by Taylor Telecommunications, Inc., a wholly-owned subsidiary of Taylor Telephone Cooperative, Inc.. Taylor Telephone Cooperative and Taylor Telecommunications share voting and investment power for these shares, as a result of their parent-subsidiary relationship. The address for Taylor Telecommunications is the same as the address for Taylor Telephone Cooperative.

(7) Based on a Schedule 13G filed on January 21, 2003 by Mellon Financial Corporation ("Mellon"). As reported in the Schedule 13G, Mellon possesses sole voting power with respect to 3,933,748 shares and possesses shared voting power with respect to 712,870 shares. As reported in the Schedule 13G, Mellon possesses sole dispositive power with respect to 5,651,213 shares. These holdings include the shares held by certain subsidiaries of Mellon.

(8) Includes 339,499 shares held individually by Mr. Sharbutt, 48,824 shares held in Mr. Sharbutt's 401(k) plan account, 200 shares beneficially owned by Mr. Sharbutt's children, 250,000 shares of restricted stock, and 1,695,000 shares issuable pursuant to options exercisable within 60 days. Excludes 625,423 shares beneficially owned by Five S, Ltd. Mr. Sharbutt is a limited partner of Five S, Ltd. and President of Sharbutt Inc., the general partner of Five S Ltd., and may be considered a beneficial owner of the shares owned by Five S, Ltd. Mr. Sharbutt disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(9) Includes 175 shares held individually by Mr. Clapp and 70,759 shares issuable pursuant to options exercisable within 60 days.

(10) Includes 89,727 shares held individually by Mr. Cowan, 150,000 shares of restricted stock and 985,000 shares issuable pursuant to options exercisable within 60 days.

(11) Includes 1,000 shares held individually by Mr. Hart, 66,473 shares issuable pursuant to options exercisable within 60 days and 300 shares held by Lubbock HLH, Ltd. Mr. Hart controls Lubbock HLH, Ltd. and is a beneficial owner of the shares held by Lubbock HLH, Ltd. Excludes 8,594,732 shares held by SPACE, as to which Mr. Hart disclaims beneficial ownership. Mr. Hart is the General Manager of South Plains Telephone Cooperative and SPACE, a wholly-owned subsidiary of South Plains Telephone Cooperative. Mr. Hart's address is the same as the address for South Plains Telephone Cooperative.

(12) Includes 110,000 shares held individually by Mr. Marshall, 500 shares held indirectly in an IRA account for Mr. Marshall and 150,998 shares issuable pursuant to options exercisable within 60 days. Excludes 8,176,366 shares held by Caroline Hunt Trust Estate, as to which Mr. Marshall disclaims beneficial ownership. Mr. Marshall is the President of Rosewood Financial, Inc. and The Rosewood Corporation, both of which are wholly-owned subsidiaries of Caroline Hunt Trust Estate. Additionally, Mr. Marshall is a director of various Caroline Hunt Trust Estate subsidiaries. The address for Mr. Marshall is the same as the address for Caroline Hunt Trust Estate.

(13) Includes 26,815 shares held individually by Mr. Rinehart, 164,000 shares issuable pursuant to options exercisable within 60 days and 100,000 shares of restricted stock.

(14) Includes 4,830,400 shares held individually by Mr. Roberts, 48,212 shares issuable pursuant to options exercisable within 60 days, 1,000 shares held by Mr. Roberts and his wife together and 125 shares owned by Roberts Broadcasting Company. Mr. Roberts shares voting and investment power with respect to the 1,000 shares held together with his wife and the shares owned by Roberts Broadcasting Company. Mr. Roberts is the Chairman, Chief Executive Officer and principal stockholder of Roberts Broadcasting Company.

(15) Includes 4,959,900 shares held individually by Mr. Roberts, 57,958 shares issuable pursuant to options exercisable within 60 days, 100,000 shares held by Mr. Roberts and his wife together, 1,000 shares held by Mr. Roberts' wife, 125 shares owned by Roberts Broadcasting Company and 50,000 shares owned by SCD Investments, LLC. Mr. Roberts is the President and Chief Operating Officer and principal stockholder of Roberts Broadcasting Company. Mr. Roberts is also the sole member of SCD Investments, LLC and may be considered the beneficial owner of such shares. Mr. Roberts shares voting and investment power with respect to the 100,000 shares held by Mr. Roberts and his wife together, the 1,000 shares held by Mr. Roberts' wife and the shares owned by Roberts Broadcasting Company. Excludes 35,400 shares Mr. Roberts' wife holds in custodial account for their minor children, as to which shares Mr. Roberts disclaims beneficial ownership.

(16) Includes 17,876 shares held individually by Mr. Sabatino, 100,000 shares of restricted stock and 133,500 shares issuable pursuant to options exercisable within 60 days.

(17) Includes 1,014 shares held individually by Mr. White and 55,759 shares issuable pursuant to options exercisable within 60 days. Mr. White's address is Highway 87 North, Dalhart, TX 79022.

(18) Includes shares held by Reliance Trust as Trustee under the Alamosa 401(k) Savings Plan, as follows: Mr. Cowan, 6,755 shares; Mr. Rinehart, 4,144 shares; Mr. Sabatino, 15,557 shares; Ms. Couch, 4,997 shares; Mr. Sharbutt, 6,545 shares.

(19) Includes 2,160 shares held individually by Ms. Couch, 100,000 shares of restricted stock and 136,256 shares issuable pursuant to options exercisable within 60 days.

(20) Includes 166,500 shares held individually by Mr. Riley and 65,174 shares issuable pursuant to options exercisable within 60 days. Excludes 666,666 shares held by Chickasaw Holding Company and 3,233,030 shares held by Southwest PCS, L.L.C., as to which Mr. Riley disclaims beneficial ownership. Mr. Riley is an officer and director of Chickasaw Holding Company, and an officer of Southwest PCS, L.L.C. Chickasaw Holding Company is the managing member of Southwest PCS, L.L.C.

(21) Includes 100,000 shares of restricted stock held by Mr. Richardson and 72,000 shares issuable pursuant to options exercisable within 60 days.

(22) Includes 29,545 shares issuable pursuant to options exercisable within 60 days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.

     Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of a registered class of equity securities to file with the Securities and Exchange Commission ("SEC"), and with each exchange on which our common stock trades, initial reports of ownership and reports of changes in ownership of common stock. Officers, directors and greater than 10% beneficial owners are required by the SEC's regulations to furnish us with copies of all Section 16 (a) forms they file. Based solely on review of the copies of such reports furnished to us, we believe that during 2002 our officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements, except as follows. On September 30, 2002, we granted options to Messrs. Hart, Riley, Michael Roberts and Steven Roberts. A Form 4 reporting these grants was not filed until November 19, 2002 for Messrs. Michael and Steven Roberts, and not until November 7, 2002, for Messrs. Hart and Riley. On October 1, 2002, each of the executive officers named in the Summary Compensation Table was granted shares of restricted stock. Forms 4 reporting these grants were not filed until October 22, 2002.

                  EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION


EXECUTIVE OFFICERS.

     The following table sets forth information concerning our executive officers as of the date of this proxy statement. Our executive officers are elected annually by our board of directors and serve until their successors are duly elected and qualified.


NAME                      AGE     TITLE
----                      ----    -----
David E. Sharbutt         53      Chairman of the Board of Directors and
                                  Chief Executive Officer
Kendall W. Cowan          48      Chief Financial Officer and Secretary
Steven A. Richardson      47      Chief Operating Officer
Loyd I. Rinehart          48      Senior Vice President of Corporate
                                  Finance
Anthony Sabatino          40      Chief Technology Officer and Senior
                                  Vice President of Engineering and
                                  Network Operations
Margaret Z. Couch         51      Chief Marketing Officer

     Set forth below is a brief description of the present and past business experience of each of the persons who serves as an executive officer of the Company who is not also serving as a director.

     STEVEN A. RICHARDSON. Mr. Richardson has been our Chief Operating Officer since December 2002. From 2000 to 2001, he served as President of the Central Region for Cingular Wireless, directing the sales efforts for a five-state area. From 1999 to 2000 he served as President and General Manager for Southwestern Bell Wireless, Cingular Wireless' predecessor, with profit and loss responsibility for the Dallas/Fort Worth area. From 1997 to 1999, he served as Vice President and General Manager for Pacific Bell Wireless with profit and loss responsibility for San Diego and Las Vegas.

     LOYD I. RINEHART. Mr. Rinehart became our Senior Vice President of Corporate Finance in June 2000. From June 1998 to June 2000, Mr. Rinehart served as Chief Financial Officer of Affordable Residential Communities, the fourth largest owner of manufactured housing land-lease communities and one of the three largest independent retailers of manufactured homes. From June 1995 to June 1998, Mr. Rinehart served as Executive Vice President of Plains Capital Corporation, a bank holding company based in Lubbock, Texas. He was responsible for all non-Lubbock banking operations, including due diligence, modeling, the purchase or the establishment of additional locations and ultimately management. Prior to his employment with Plains Capital Corporation, Mr. Rinehart served as Chief Financial Officer of First Nationwide, a $15 billion thrift, and its predecessor financial institutions. Mr. Rinehart is a Certified Public Accountant.

     ANTHONY SABATINO. Mr. Sabatino became our Chief Technology Officer and Senior Vice President of Engineering and Network Operations in July 2000. From 1995 to July 2000, he was the National Radio Frequency (RF) Engineering Director for Sprint PCS and was an initial member of the Sprint PCS corporate launch team. Mr. Sabatino developed all National RF Engineering Standards. He also acted as design lead for a Sprint PCS new RF Interference Analysis Tool. Mr. Sabatino is a director and President of the PCIA Cost Sharing Clearinghouse and a member of the University of Kansas Advisory Committee representing electrical engineering.

     MARGARET Z. COUCH. Ms. Couch has been our Chief Marketing Officer since May 2001, but she has been with the Company since 1999 in various capacities. From February to May 2001 she was Senior Vice President, South Central Region and from January 2000 to January 2001 she was General Manager and Vice President for the Great Plains and Northwest Regions. In January 1999, she started as General Manager for the West Texas Region. In 1987, Ms. Couch founded Performance Associates, Inc., a human resources and sales training consulting firm and in 1996 she founded CK BusinesSense, Inc., which expanded the services provided by Performance Associates to include management consulting and assisting organizations in generating greater profitability. Ms. Couch has more than twenty years of management and leadership experience as a management consultant and trainer. She has worked with a vast array of clients, including communications, manufacturing, health care and financial companies as well as government, education and non-profit entities.


SUMMARY COMPENSATION TABLE.

     The following table sets forth the compensation received by the Chief Executive Officer of the Company and other executive officers of the Company who were serving in such capacities on December 31, 2002 (the "Named Executive Officers") with respect to the Company's 2002 fiscal year.


                                            ANNUAL COMPENSATION                             LONG-TERM COMPENSATION
                                -------------------------------------------   --------------------------------------------------
                                                                                                 NUMBER OF
                                                                                RESTRICTED      SECURITIES
                                                                                   STOCK        UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITION           YEAR           SALARY        BONUS       AWARD(S) (1)       OPTIONS        COMPENSATION
-----------------------------   ---------------   -----------   -----------   --------------   ------------   ------------------
David E. Sharbutt                     2002         $315,138      $232,776     $75,000             750,000          $33,994 (2)
 Chief Executive Officer              2001         $220,833      $213,421                                          $21,154
                                      2000 (3)     $175,000      $146,024                                          $20,434
Kendall W. Cowan                      2002         $220,723      $174,821     $45,000             350,000          $35,129 (2)
 Chief Financial Officer              2001         $172,917      $150,067                                          $19,879
                                      2000 (3)     $150,000      $100,163                                          $19,889
Anthony Sabatino                      2002         $189,510      $141,521     $30,000             200,000          $10,237 (2)
 Chief Technology                     2001         $157,500      $129,973                                          $ 3,055
 Officer and SVP of
 Engineering and
 Network Operations
Margaret Z. Couch                     2002         $172,788      $142,881     $30,000             200,000          $ 9,045 (2)
 Chief Marketing Officer              2001         $131,344      $143,697                          24,250          $ 5,704
Loyd I. Rinehart                      2002         $166,040      $193,843     $30,000             200,000          $16,219 (2)
 SVP of Corporate                     2001         $150,000      $ 76,501                                          $10,182
 Finance                              2000         $ 87,500      $ 23,908                         100,000

----------
(1) Messrs. Sharbutt, Cowan, Rinehart and Sabatino were granted 250,000, 150,000, 100,000 and 100,000 shares of restricted stock in October of 2002, respectively. Ms. Couch was also granted 100,000 shares of restricted stock in October of 2002. 50% of these shares will vest in October of 2003 and 25% vest in October of 2004 and 2005. The value of the restricted stock holdings of each Named Executive Officer as of December 31, 2002 is equal to the number of shares they were granted in 2002 multiplied by $0.52, the per share closing price of our common stock on December 31, 2002. These shares of restricted stock are entitled to receive any dividends that we may pay.

(2) The amounts reflected in the All Other Compensation column represent the following payments and benefits: Mr. Sharbutt $20,625 for Company-paid life insurance premiums and $13,369 for Company contributions to the Company 401(k) plan; Mr. Cowan $22,790 for Company-paid life insurance and $12,339 for Company contributions to the Company 401(k) plan; Mr. Sabatino $10,237 for Company contributions to the Company 401(k) plan; Ms. Couch $9,045 for Company contributions to the Company 401(k) plan; and Mr. Rinehart, $16,219 for Company contributions to the Company 401(k) plan.

(3) The amounts shown as salary for Messrs. Sharbutt and Cowan for Year 2000 have been corrected. In the 2001 annual proxy statement both Mr. Sharbutt's and Mr. Cowan's salaries were overstated as a result of the inclusion of certain perquisites, in the amount of $29,166 and $12,500, respectively.

STOCK OPTION GRANTS IN LAST FISCAL YEAR.

     The table below provides information regarding stock options granted to the Named Executive Officers in fiscal year 2002 and hypothetical gains for the options through the end of their respective ten year terms. In accordance with applicable requirements of the SEC, we have assumed annualized growth rates of the market price of our common stock over the exercise price of the option of 5% and 10%, running from the date the option was granted to the end of the option term. Actual gains, if any, depend on the future performance of our common stock and overall conditions and the information in this table should not be construed as an estimate of future stock price growth. We did not grant any stock appreciation rights in fiscal year 2002.


                                       PERCENTAGE OF
                        NUMBER OF      TOTAL OPTIONS                                        POTENTIAL REALIZABLE
                        SECURITIES       GRANTED TO                                           VALUE AT ASSUMED
                        UNDERLYING      EMPLOYEES IN      EXERCISE                          ANNUAL RATES OF STOCK
                         OPTIONS        FISCAL YEAR      PRICE PER                         PRICE APPRECIATION FOR
NAME                   GRANTED (1)          2002           SHARE       EXPIRATION DATE           OPTION TERM
----                   -----------     --------------    ---------     ---------------     ----------------------
                                                                                               5%         10%
David E. Sharbutt        750,000           29.41%         $ 0.376         09/30/2012        $177,348    $449,435
Kendall W. Cowan         350,000           13.72%         $ 0.376         09/30/2012        $ 82,763    $209,737
Anthony Sabatino         200,000            7.84%         $ 0.376         09/30/2012        $ 47,293    $119,849
Margaret Z. Couch        200,000            7.84%         $ 0.376         09/30/2012        $ 47,293    $119,849
Loyd I. Rinehart         200,000            7.84%         $ 0.376         09/30/2012        $ 47,293    $119,849

----------
(1) All stock options granted in 2002 to the Named Executive Officers vest at the rate of 4% per month from the date of grant.


AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES.

     The following table provides summary information regarding option exercises in 2002 by the Named Executive Officers and the value of such unexercised options at December 31, 2002.


                                                                                        VALUE OF UNEXERCISED
                                                      NUMBER OF SECURITIES UNDERLYING   IN-THE-MONEY OPTIONS
                                                       UNEXERCISED OPTIONS AT FISCAL     AT FISCAL YEAR-END
                     SHARES ACQUIRED       VALUE          YEAR-END (EXERCISABLE /          (EXERCISABLE /
NAME                 ON EXERCISE (#)   REALIZED ($)            UNEXERCISABLE)            UNEXERCISABLE) (1)
----                 ---------------   -----------    -------------------------------   -------------------
David E. Sharbutt          0                 0               1,515,000/690,000             $8,640/$99,360
Kendall W. Cowan           0                 0                 901,000/904,000             $4,032/$46,368
Loyd I. Rinehart           0                 0                  82,667/217,333             $2,304/$26,496
Anthony Sabatino           0                 0                  85,500/250,500             $3,040/$34,958
Margaret Z. Couch          0                 0                  72,248/232,002             $2,304/$26,496

----------
(1) The values in this column are based upon the per share closing price of our common stock on December 31, 2002 of $0.52.


EMPLOYMENT AGREEMENTS.

     DAVID E. SHARBUTT AND KENDALL W. COWAN. Alamosa is a party to employment agreements, effective October 1, 2002, with each of Messrs. Sharbutt and Cowan. Mr. Sharbutt's agreement has a five-year term and entitles him to receive an annual base salary of $425,000. Mr. Sharbutt's agreement also provides that so long as he serves on the Alamosa board of directors he will serve as Chairman of the board. Mr. Cowan's agreement has a three-year term and entitles him to receive an annual base salary of $290,000. Messrs. Sharbutt and Cowan are eligible to receive an annual performance-based bonus with an initial target of $225,000 and $140,000, respectively. The executives are entitled to participate in any long-term incentive plans Alamosa establishes, including Alamosa's Amended and Restated 1999 Long Term Incentive Plan ("LTIP"). The agreement provides for immediate grants of stock options and restricted stock pursuant to the LTIP. Mr. Sharbutt received 750,000 options and 250,000 shares of restricted stock and Mr. Cowan received 350,000 options and 150,000 shares of restricted stock. The options granted vest and become exercisable at a rate of 4% each month following October 1, 2002. Half the restricted stock vests on the first anniversary of the grant date and 25% vests on each of the second and third anniversaries of the grant date.

     In addition, the agreements also provide for annual option grants, contingent upon continued employment. Mr. Sharbutt will receive options according to the following schedule: 250,000 in 2003; 200,000 in 2004; 150,000 in 2005 and 100,000 in 2006. Mr. Cowan will receive an option grant according to the following schedule: 150,000 in 2003; 125,000 in 2004 and 100,000 in 2005. The grants made for 2003 will be made on October 1, 2003 and will be fully vested and exercisable upon grant. For each subsequent annual grant, half the annual options will be granted in January and half in July, and the options will be exercisable six months following the grant date.

     The agreements entitle the executives to $5,000,000 in term life insurance coverage, reimbursement for reasonable business expenses, a car allowance, reimbursement for approved club dues, and financial planning services up to $10,000 per annum. The executives may participate in such incentive, retirement, life, medical, disability and other benefit plans as may be available to Alamosa's other executives with comparable responsibilities, subject to the terms of those programs.

     Upon termination of employment by Alamosa without cause or by the executive for good reason, within thirty days after the date of termination, Alamosa will provide the terminated executive a lump-sum severance payment equal to the sum of: (i) one year's base salary; (ii) the higher of (x) the executive's target bonus or (y) the average annual bonus the executive earned over the two preceding years (the "Bonus"); and (iii) a pro-rated bonus for the year of termination. If such termination occurs within twelve months following a change in control, the terminated executive is instead entitled to three times his base salary and Bonus, plus a pro-rata bonus for the year of termination. In either case, the terminated executive will also receive continuing welfare and fringe benefits for one year and all restricted stock and options granted to the executive under the agreement will become vested and exercisable. Further, each executive is entitled to receive a gross-up payment to make him whole if he becomes subject to the excise tax imposed under Section 4999 of the Code on excess parachute payments; provided, however, that no gross-up payment will be made to the executive and the amount paid to the executive will be reduced if a reduction of 15% or less to the payments and benefits that the executive would receive on termination would not subject him to the excise tax imposed under Section 4999 of the Code. If a reduction is imposed, the reduction will be the minimum amount required so that the executive will not be subject to the excise tax on excess parachute payments.

     The agreements contain non-compete and non-solicitation provisions effective for two years following termination of employment without cause or for good reason within one year following a change in control or one year following termination of employment in any other circumstances. Generally, a change of control will occur for purposes of the agreements (and for the agreements described below) if (i) any person acquires 25% or more of the beneficial ownership of Alamosa, (ii) continuing directors (other than those approved) cease to constitute a majority of the board or directors, (iii) certain mergers or consolidations occur, (iv) stockholders approve any plan or proposal for the liquidation or dissolution of Alamosa or (v) there is a sale of substantially all of Alamosa's assets.

     ANTHONY SABATINO, STEVEN A. RICHARDSON, LOYD I. RINEHART AND MARGARET Z. COUCH. Alamosa entered into employment agreements with Mr. Anthony Sabatino, Mr. Loyd I. Rinehart and Ms. Margaret Z. Couch on October 1, 2002 and Mr. Steven A. Richardson on December 1, 2002. These agreements have three year terms. Mr. Sabatino is entitled to receive an annual base salary of $210,000 with a target annual bonus of $110,000; Mr. Rinehart is entitled to receive an annual base salary of $165,000 with a target annual bonus of $95,000; Ms. Couch is entitled to receive an annual base salary of $180,000 with a target annual bonus of $80,000; and Mr. Richardson is entitled to receive an annual base salary of $250,000 with a target annual bonus of $150,000. The executives are entitled to participate in any long-term incentive plans Alamosa establishes, including the LTIP. The agreements provided for immediate grants of stock options and restricted stock pursuant to the LTIP. Mr. Sabatino, Mr. Rinehart and Ms. Couch each received 200,000 options and 100,000 shares of restricted stock. Mr. Richardson received 300,000 options and 100,000 shares of restricted stock. The options granted vest and become exercisable at a rate of 4% each month following October 1, 2002. Half the restricted stock vests on the first anniversary of the grant date and 25% vests on each of the second and third anniversaries of the grant date.

     In addition, the agreements also provide for annual option grants. Mr. Sabatino, Mr. Rinehart and Ms. Couch will receive options according to the following schedule: 70,000 in 2003; 60,000 in 2004 and 50,000 in 2005. Mr.
Richardson will receive options according to the following schedule: 150,000 in 2003; 125,000 in 2004 and 100,000 in 2005. The grants for 2003 will be made on
October 1, 2003 and will be fully vested and exercisable upon grant. For each subsequent annual grant, half the annual options will be granted in January and half in July, and the options will be exercisable six months following the grant date.

     The agreements entitle the executives to reimbursement for reasonable business expenses and a car allowance. They may participate in such incentive, retirement, life, medical, disability and other benefit plans as may be available to Alamosa's other executives with comparable responsibilities, subject to the terms of those programs.

     Upon termination of employment by Alamosa without cause or by the executive for good reason, within thirty days of the date of termination, Alamosa will provide the terminated executive a lump-sum severance payment equal to: (i) one year's base salary; (ii) the higher of (x) the executive's target bonus or (y) the average annual bonus the executive earned over the two preceding years (the "Bonus"); and (iii) a pro-rated bonus for the year of termination. If such termination occurs within twelve months following a change in control, the executive is instead entitled to receive two times base salary and Bonus, plus a pro-rata bonus for the year of termination. In either case, the terminated executive will also receive continuing welfare and fringe benefits for one year and all restricted stock and options granted to the executive under the agreement would become vested and exercisable.

     Payments to Mr. Sabatino, Mr. Rinehart and Ms. Couch will be reduced so that no amount will be subject to the excise tax imposed under section 4999 of the Code if each such executive's after-tax position would be improved as a result of such reduction. Mr. Richardson is entitled to a gross-up payment on the same terms as are applicable to Messrs. Sharbutt and Cowan.

     The agreements contain non-compete and non-solicitation provisions for two years following termination of employment without cause or for good reason within one year following a change of control or one year following termination of employment in any other circumstances.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION.

     The Compensation Committee is responsible for reviewing and approving all compensation arrangements for our officers, as well as reviewing and approving the terms of any stock option grants or other awards under our long-term incentive plan and reviewing and approving the terms of any future stock plans. During the fiscal year 2002, the Compensation Committee met on eleven occasions.

     In April, 2002, our board of directors merged the former Stock Option Committee into the Compensation Committee. Before April, the members of the Compensation Committee were Messrs. Hyde, Marshall and Phelps. Each of these individuals and Mr. Riley were members of the Stock Option Committee. Mr. Riley did not continue to serve on the Compensation Committee after the merger with the Stock Option Committee.

     During fiscal year 2002, the Compensation Committee consisted of Messrs. Hyde, Marshall and Phelps. The current members of the Compensation Committee are Messrs. Marshall, Hart and Clapp. Messrs. Hyde and Phelps resigned from the Board of Directors of the Company effective February, 2003 and were members of the Compensation Committee until such time. The Compensation Committee is responsible for reviewing and approving all compensation arrangements for the Company's officers.

     In connection with the Company's distribution and sales of Sprint PCS wireless communications equipment, on December 28, 1998, the Company entered into a long-term agreement to lease space for a retail store in Lubbock, Texas with Lubbock HLH, Ltd., principally owned by Mr. Hart. This lease has a term of 15 years and provides for monthly payments aggregating to approximately $110,000 a year, subject to adjustment based on the Consumer Price Index on the first day of the sixth lease year and on the first day of the eleventh lease year. During fiscal year 2002, approximately $110,000 was paid under this lease. In addition to rental, we paid approximately $20,000 to Lubbock HLM for taxes and other expenses related to the leased property.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION.

     Company compensation policies are designed to tie overall bonus compensation to Company performance and individual performance. Incentive bonuses for the executive officers include bonus targets based on key objective quarterly milestones in the Company's business plan and annual budget. During 2002, bonus compensation for executive officers was dependent on both internal Company objectives, external objectives (peer comparison) and departmental and individual objectives. However, the Chief Executive Officer's bonus was dependent solely on internal Company objectives.

     Company internal objectives in 2002 were attainment of EBITDA targets, net subscriber additions and achievement of a desired efficiency ratio, all as contained in the Company's 2002 business plan and budget. Efficiency ratio is a measure of how effectively the Company uses its capital by measuring the cost of maintaining the network on a per subscriber basis. These measures are calculated quarterly and bonuses based on these internal objectives are paid quarterly.

     In the case of the Chief Financial Officer, Chief Marketing Officer, Chief Technology Officer and Senior Vice President of Corporate Finance, the internal bonus was weighted 75% on these three company objectives, 10% on certain departmental objectives, and 15% on individual objectives. The Company establishes departmental and individual objectives within the executives' spheres of responsibility that have the greatest effect on the Company's successful attainment of its annual business plan and budget.

     In addition to the above bonus criteria, during 2002, the Company compared how it was performing on key success measures relative to the performance of similar companies in the PCS industry. The Peer bonus was introduced to ensure that our metrics measured up well against our peers in the industry. The Peer bonus was initially payable on a quarterly basis. However, beginning with the 3rd quarter of 2002, we decided to pay the Peer bonus on an annual basis. The categories rated in the peer comparison included gross customer additions, net customer additions, customer churn, average revenue per user, cash cost per user, cost per gross customer addition, blocked calls, and dropped calls.

     Using the 1st quarter of 2002 as an example of how the internal Company objective bonus system worked: the Chief Executive Officer had an award target of $20,000. For 1st quarter, net-subscriber additions were 135% of target; EBITDA was 235% of target; and, the efficiency ratio was 111% of target. The combination of these factors resulted in a 1st quarter bonus for the Chief Executive Officer of $38,000. Utilizing these factors as well as organizational objectives and individual objectives for the other executive officers, the Chief Financial Officer received a total 1st quarter bonus of $26,538, the Chief Marketing Officer received a total 1st quarter bonus of $26,641, the Chief Technology Officer received a total 1st quarter bonus of $25,063 and the Senior Vice President-Finance received a total 1st quarter bonus of $12,063.

     In addition, Alamosa's performance against its Peer companies resulted in 1st quarter Peer bonus payments as follows: $27,500 was paid to the Chief Executive; $18,906 was paid to the Chief Financial Officer; $21,484 was paid to the Chief Marketing Officer; $17,817 was paid to the Chief Technology Officer; and $8,594 was paid to the Sr. Vice-President of Finance.

     The committee has elected to utilize purely objective and quantitative measures for the purpose of quarterly and annual bonuses, as the above discussion illustrates. The committee is also concerned with performance that may be considered subjective or not subject to measurement. As such, the committee may also make a subjective evaluation of executive performance that may affect salary adjustments and other components of compensation.

     For 2003, the committee has determined that the bonus compensation structure should focus on EBITDA and net subscriber additions, with bonuses payable on an annual and quarterly basis based on the achievement of EBITDA and net subscriber addition targets. The bonus opportunity will be split equally between quarterly and annual goals.

     In 2002, the committee engaged a nationally-recognized compensation consulting firm to study the Company's executive compensation practices to ensure that overall compensation was both competitive and designed to suit Company objectives. Upon consideration of the reports prepared by the compensation consultant, the committee increased the base salaries of each of our executive officers to make them competitive in the PCS industry and decided that, in addition to stock options, it would issue restricted stock to address retention concerns as a result of the depressed stock prices that have affected the PCS industry generally and the stock options we have issued. In addition, upon the advice of the compensation consultant, each executive was assigned a target annual bonus (payable quarterly or annually in the committee's discretion). No annual or quarterly bonus will be payable unless the committee determines that at least 75% of the applicable performance goals have been achieved.

     The federal income tax law limits the deductibility of certain compensation paid to the chief executive officer and the four most highly compensated executives (the "covered employees") in excess of the statutory maximum of $1 million per covered employee. The committee's general policy is to structure the compensation paid to the covered employees so as to maximize the deductibility of such compensation for federal income tax purposes; however, the committee retains the flexibility, where necessary to promote the incentive and retention goals described above, to pay compensation which may not be deductible.


                         2002 COMPENSATION COMMITTEE:


                  Tom M. Phelps*                Schuyler B. Marshall
                                Thomas B. Hyde*


*    Resigned from our board of directors in February, 2003.


PERFORMANCE GRAPH.

     The common stock of the Company began trading on The Nasdaq National
Market (the "Nasdaq") on February 3, 2000. On December 6, 2001, the Company transferred its listing from The Nasdaq National Market to The New York Stock Exchange ("NYSE"), where it traded until April 16, 2003. The Company's common stock currently trades on the OTC Bulletin Board under the symbol "ALMO." The following performance graph compares the cumulative total stockholder total return on the common stock of the Company from February 3, 2000 through December 31, 2002 against the cumulative total return of (a) The Nasdaq Stock Market (U.S. Companies) Index, (b) The Nasdaq Stock Market Telecommunications Index,
(c) NYSE (U.S. Companies) Index and (d) a peer group selected by the Company for the same period. The peer group consists of the following three companies (which, together with the Company, represent all of the Sprint PCS Network Partners whose common stock was publicly traded over the relevant measurement period): Airgate PCS, Inc., UbiquiTel Inc. and US Unwired Inc.

     The graph assumes that $100.00 was invested in our common stock and in each index on February 3, 2000. The total return for the common stock and the indices used assumes the reinvestment of dividends, even though dividends have not been declared on our common stock. The comparisons in the graph below are based upon historical data and are not indicative of, nor intended to forecast, future performance of Alamosa's common stock.

            TOTAL CUMULATIVE RETURN GRAPH (02/03/2000 - 12/31/2002)


[GRAPHIC OMITTED]


                                                                           SPRINT PCS
                                  NASDAQ        NASDAQ          NYSE       AFFILIATE
    DATE        ALAMOSA (1)     COMPOSITE       TELECOM      COMPOSITE       INDEX
------------   -------------   -----------   ------------   -----------   -----------
02/03/2000       $100.00         $100.00        $100.00       $100.00       $100.00
03/31/2000        222.06          108.59         106.15        102.23        142.57
06/30/2000        122.79           94.19          83.87        102.66        102.27
09/29/2000         95.22           87.22          70.31        102.01         86.75
12/29/2000         47.06           58.67          44.64        100.10         72.97
03/30/2001         62.13           43.70          31.60         90.86         73.90
06/29/2001         95.88           51.32          30.02         95.44        103.01
09/28/2001         81.47           35.59          19.56         83.22         78.13
12/31/2001         70.18           46.32          22.79         91.68        101.15
03/28/2002         29.59           43.82          16.74         93.53         30.65
06/28/2002          8.29           34.75           9.97         82.37          8.31
09/30/2002          1.35           27.83           8.52         69.31          2.06
12/31/2002          3.06           31.71          10.48         72.77          1.65

----------
(1) Prior to February 3, 2000 there was no public market for the Company's common stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

AGREEMENTS WITH MESSRS. MICHAEL V. ROBERTS AND STEVEN C. ROBERTS

     On February 14, 2001, the Company completed its acquisition of Roberts Wireless. Messrs. Michael V. Roberts and Steven C. Roberts, who are directors of the Company, were the sole owners of Roberts Wireless. Pursuant to the terms of the merger agreement with Roberts Wireless, upon closing of the transaction, each of Messrs. Michael V. Roberts and Steven C. Roberts was entitled to receive 6,750,000 shares of our common stock and approximately $2.0 million in cash as consideration in respect of his ownership interests in Roberts Wireless. The terms of the merger agreement, including the consideration payable to Messrs. Michael V. Roberts and Steven C. Roberts, were determined on the basis of arm's length negotiations between the Company and Messrs. Michael
V. Roberts and Steven C. Roberts. Messrs. Michael V. Roberts and Steven C. Roberts were appointed to our board of directors upon completion of the Roberts Wireless acquisition.

     In connection with the acquisition of Roberts Wireless, we entered into a number of arrangements with Messrs. Michael V. Roberts and Steven C. Roberts and certain companies affiliated with them as described in more detail below.

        o JOINT VENTURE DEVELOPMENT AGREEMENT. On October 30, 2000, the Company and Messrs. Michael V. Roberts and Steven C. Roberts entered into a joint venture development agreement. Pursuant to the agreement, if either Mr. Michael V. Roberts or Mr. Steven C. Roberts (each a "Project Member") undertakes an international telecommunications business venture (a "Project") and desires for the Company to be involved in that Project, then before the Project Member enters into a letter of intent or binding agreement of any nature with another person regarding the Project, written notice must be given to the Company and the Company has 60 days to notify the Project Member of its desire to participate in the Project. During such 60 day period, the Company has the exclusive right to elect to participate in the Project. Promptly after the Company gives a notice of participation, the Company and the Project Member shall form a project entity and shall execute an agreement setting forth the terms, covenants, conditions and provisions for the purpose, ownership, management, financing and operating of the Project. Unless the Project Member and the Company agree to a different arrangement, the Company will have a 50% interest in each project entity and the Company will have full managerial control of each project entity. Except as described above, neither the Project Members nor the Company is obligated to bring to the other any opportunity to participate in a Project or any activity, domestic or international.

        o CONSULTING AGREEMENTS. On January 29, 2001, the Company entered into five-year consulting agreements with each of Messrs. Michael
             V. Roberts and Steven C. Roberts. The consulting agreements provide each of them with an annual compensation of $125,000, which is paid monthly.

        o RIGHT OF FIRST NEGOTIATION AGREEMENT. On February 14, 2001, the Company and Roberts Tower entered into a right of first negotiation agreement which grants Roberts Tower a right to negotiate tower leases on a "build-to-suit" basis within the Company's present and future territory. During the term of the agreement, whenever the Company or one of its subsidiaries is required to "build to suit" communications towers within the present or future territories in which it operates, the Company must notify Roberts Tower and Roberts Tower will have the exclusive right for a period of 30 days to negotiate with the Company to provide such towers. After such 30 day period, if the Company has not reached an agreement with Roberts Tower, the Company may obtain such tower sites from other third parties. The term of this agreement is five years.

        o RESALE AGREEMENT. On February 14, 2001, the Company and Messrs. Michael V. Roberts and Steven C. Roberts entered into a resale agreement which permits Messrs. Michael V. Roberts and Steven C. Roberts to buy air time at a discount for resale on a basis no less favorable than any other similar agreement to which the Company may be a party. Messrs.

             Michael V. Roberts and Steven C. Roberts may resell such airtime anywhere where such resales are permitted under applicable law. Any arrangement between the Company and Messrs. Michael V. Roberts and Steven C. Roberts for resales and use of air time will be subject to all required approvals of Sprint, Sprint Spectrum and Sprint PCS and/or any other applicable Sprint entities.

        o MASTER LEASE AGREEMENT. On February 14, 2001, Roberts Wireless and Roberts Tower entered into a master lease agreement which provides for the lease from Roberts Tower by Roberts Wireless of certain buildings, towers, tanks and/or improvements thereon for the purpose of installing, operating and maintaining communications facilities and services thereon. The initial term of the master lease agreement expires in February 2006, and Roberts Wireless has the right to extend the initial term of the lease for four additional terms of five years each. The agreement provides for monthly payments aggregating to approximately $16,800 per site per year, subject to an annual adjustment of 4% per annum. Roberts subsequently assigned all of its right, title and interest in the master lease agreement to its wholly owned subsidiary, Alamosa Missouri Properties, LLC (formerly Roberts Wireless Properties, L.L.C). During the years ended December 31, 2002 and 2001, approximately $2,688,000 and $2,264,000 respectively, in rental expense was recorded under this agreement.

        o OTHER PAYMENTS. In addition to the specific agreements discussed above, we paid approximately $346,000 and $361,000 in 2002 and 2001, respectively, to Roberts Tower for other items including the lease of retail space and switching facility space.


OTHER RELATED PARTY TRANSACTIONS

     In connection with the Company's distribution and sales of Sprint PCS wireless communications equipment, on December 28, 1998, the Company entered into a long-term agreement to lease space for a retail store in Lubbock, Texas with Lubbock HLH, Ltd., principally owned by Mr. Hart, who is one of the Company's directors and the general manager of SPACE, one of the Company's stockholders. This lease has a term of 15 years and provides for monthly payments aggregating to approximately $110,000 a year, subject to adjustment based on the Consumer Price Index on the first day of the sixth lease year and on the first day of the eleventh lease year. During fiscal year 2002, approximately $110,000 was paid under this lease. In addition to rental, we paid approximately $20,000 to Lubbock HLH for taxes and other expenses related to the leased property.

     We entered into a telecommunications service agreement with Tech Telephone Company Limited Partnership ("TechTel") to install and provide telecommunications lines between Sprint PCS and our Lubbock-based operations and between our Lubbock-based operations and other markets. TechTel is a limited partnership whose general partner is an entity controlled by Mr. Sharbutt, our President and CEO. The original term of the agreement is three years, but the agreement automatically renews upon expiration for additional successive 30-day terms by either party. We have also entered into a distribution agreement with TechTel, authorizing it to become a third party distributor of Sprint PCS products and services for us in Lubbock, Texas. The total amount paid for these contracts was approximately $1,157,000, $1,315,000 and $1,707,000 during the years ended December 31, 2002, 2001 and 2000, respectively. TechTel was sold to an unrelated third party in October 2002.

     Mr. Otto was an investment banker at Citigroup, which received professional fees from us for our IPO, high-yield debt offerings and merger and acquisition activities, and which maintains lending and investment banking relationships with us.

                      EQUITY COMPENSATION PLAN INFORMATION

     The following table presents information about our equity compensation plans as of December 31, 2002:


                                           NUMBER OF SECURITIES                              NUMBER OF SECURITIES
                                             TO BE ISSUED UPON        WEIGHTED-AVERAGE       REMAINING AVAILABLE
                                                EXERCISE OF           EXERCISE PRICE OF      FOR FUTURE ISSUANCE
                                           OUTSTANDING OPTIONS,     OUTSTANDING OPTIONS,         UNDER EQUITY
PLAN CATEGORY                               WARRANTS AND RIGHTS      WARRANTS AND RIGHTS      COMPENSATION PLANS
-------------                              --------------------     --------------------     --------------------
Equity compensation plans approved by
 security holders:
 Amended and Restated 1999 Long-Term
   Incentive Plan (1)                            7,868,495                $11.12                   6,176,559
 Amended and Restated Employee Stock
   Purchase Plan (2)                                    --                   N/A (3)                 174,103 (4)
Equity compensation plans not approved
 by security holders                                    --                    --                          --
                                                 ---------                ------                   ---------
Total                                            7,868,495                $11.12                   6,350,662
                                                 =========                ======                   =========

----------
(1) The Amended and Restated Long-Term Incentive Plan provides for an automatic increase of up to 800,000 in the number of shares reserved for issuance under the plan on the last day of each calendar year during the term of the plan. The automatic increase was approved by stockholders in 2001 and continues during the term of the plan.

(2) The Amended and Restated Employee Stock Purchase Plan provides for an automatic increase of up to 200,000 in the number of shares reserved for issuance under the plan on the first day of each calendar year during the term of the plan.

(3) The exercise price of options granted under the Amended and Restated Employee Stock Purchase Plan is the lesser of 85% of the stock price at the start or end of the applicable offering period under the plan.

(4) On February 28, 2003, the most recent purchase date under the Amended and Restated Employee Stock Purchase Plan, the remaining 174,103 shares were purchased at a per share price of $0.34.


                             AUDIT COMMITTEE REPORT

     The current members of the Audit Committee are Messrs. Clapp, McInnes and White.

     The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2002 with management and has received the written disclosures and the letter from PricewaterhouseCoopers LLP, our independent auditors, required by Independent Standards Board Standard No. 1 (Independent Discussions with Audit Committees). The Audit Committee has also discussed with PricewaterhouseCoopers LLP our audited financial statements for the fiscal year ended December 31, 2002, including among other things the quality of our accounting principles, the methodologies and accounting principles applied to significant transactions, the underlying processes and estimates used by management in its financial statements and the basis for the auditor's conclusions regarding the reasonableness of those estimates, and the auditor's independence, as well as the other matters required by Statement on Auditing Standards No. 61 of the Auditing Standards Board of the American Institute of Certified Public Accountants.

     Based on these discussions with PricewaterhouseCoopers LLP and the results of the audit of our financial statements, the Audit Committee members recommended unanimously to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, for filing with the Securities and Exchange Commission.

                             THE AUDIT COMMITTEE:
                     Ray M. Clapp, Jr.      Allen T. McInnes
                                Jimmy R. White

                 SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2004

     Stockholder proposals intended for inclusion in the next year's proxy statement pursuant to Rule 14a-8 under the Exchange Act must be directed to the Corporate Secretary, Alamosa Holdings, Inc., at 5225 S. Loop 289, Lubbock, Texas 79424, and must be received by December 24, 2003. Our Bylaws require that proposals of stockholders made outside of Rule 14a-8 under the Exchange Act must be submitted, in accordance with the requirements of the Bylaws, not later than March 15, 2004 and not earlier than February 14, 2004.


                          ANNUAL REPORT ON FORM 10-K

     A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 is being mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the annual meeting. Our Annual Report on Form 10-K is not incorporated into this proxy statement and shall not be deemed to be solicitation material. Alamosa hereby undertakes to provide to any recipient of this proxy statement, upon his or her request and payment of a fee of $0.25 per page to reimburse Alamosa for its expenses in connection therewith, a copy of any of the exhibits to our Annual Report on Form 10-K. Requests for such copies should be directed in writing to Jon D. Drake, Director of Investor Relations, Alamosa Holdings, Inc., 5225 S. Loop 289, Suite 119, Lubbock, Texas 79424.


                                 OTHER MATTERS

     Our board of directors knows of no other matters to be presented at the meeting. If any other matters come before the meeting, it is the intention of the proxy holders to vote on such matters in accordance with their best judgment.
                              ---------------------



                                     By Order of the Board of Directors,


                                     /s/ Kendall W. Cowan

                                     Kendall W. Cowan
                                     Chief Financial Officer and Secretary




April 22, 2003
Lubbock, Texas

                              AMENDED AND RESTATED
                             ALAMOSA HOLDINGS, INC.
                          EMPLOYEE STOCK PURCHASE PLAN


     1. Purpose. The Alamosa Holdings, Inc. Employee Stock Purchase Plan was established for the benefit of employees of Alamosa Holdings, Inc., a Delaware corporation (the "Company"), and its Designated Subsidiaries. The Alamosa Holdings, Inc. Employee Stock Purchase Plan was amended and restated effective
               (the "Plan"). The Plan is intended to provide the employees of an Employer with an opportunity to purchase common shares, par value $.01, of the Company (the "Shares"). It is the intention of the Company that the Plan qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), and the provisions of the Plan shall be construed in a manner consistent with the requirements of such Section of the Code.

     2. Definitions.

        a. "Board" shall mean the Board of Directors of the Company.

        b. "Change in Capitalization" shall mean any increase, reduction, or change or exchange of Shares for a different number or kind of shares or other securities of the Company by reason of a reclassification, recapitalization, merger, consolidation, reorganization, share dividend, share split or reverse share split, combination or exchange of shares, repurchase of Shares, change in corporate structure or otherwise.

        c. "Change of Control" means any of the following: (i) Continuing Directors cease to constitute at least fifty percent (50%) of the members of the Board; (ii) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; (iii) any consolidation, merger or share exchange of the Company in which the Company is not the continuing or surviving corporation or pursuant to which Company Shares would be converted into cash, securities or other property; or (iv) any sale, lease, exchange or other transfer (excluding transfer by way of pledge or hypothecation) in one transaction or a series of related transactions, of all or substantially all of the assets of the Company; provided, however, that a transaction described in clause (iii) or (iv) shall not constitute a Change in Control hereunder if after such transaction (I) Continuing Directors constitute at least fifty percent (50%) of the members of the Board of Directors of the continuing, surviving or acquiring entity, as the case may be or, if such entity has a parent entity directly or indirectly holding at least a majority of the voting power of the voting securities of the continuing, surviving or acquiring entity, Continuing Directors constitute at least fifty percent (50%) of the members of the Board of Directors of the entity that is the ultimate parent of the continuing, surviving or acquiring entity, and (II) the continuing, surviving or acquiring entity (or the ultimate parent of such continuing, surviving or acquiring entity) assumes all outstanding Stock Options under this Plan; provided, further, that a transaction described in clause (iv) shall not constitute a Change in Control hereunder if such transaction occurs upon or as a result of a default by the Company or any of its affiliates under (a) any credit agreement or related agreement among the Company or any of its affiliates or successors and Nortel Networks Inc. or any other lender, whether or not such credit agreement or related agreement exists on the date of this Plan, or (b) any management agreement or related agreement among the Company any or any of its affiliates or successors and Sprint Spectrum, LP, SprintCom, Inc., WirelessCo, LP, Sprint Communications Company, LP or any of their affiliates or successors, whether or not such management agreement or related agreement exists on the date of this Plan. "Continuing Directors" means Board members who (x) at the date of this Plan were directors or (y) become directors after the date of this Plan and whose election or nomination for election by the Company's stockholders was approved by a vote of a majority of the directors then in office who were directors at the date of this Plan or whose election or nomination for election was previously so approved.

        d. "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

        e. "Committee" shall mean the Compensation Committee or any other committee of members of the Board appointed by the Board to administer the Plan and to perform the functions set forth herein.

        f. "Company" shall mean Alamosa Holdings, Inc., a corporation organized under the laws of the State of Delaware, or any successor corporation.

        g. "Compensation" shall mean any earnings reportable as W-2 wages for Federal income tax withholding purposes and any elective contributions made by the Participant's Employer on the Participant's behalf to the Alamosa PCS Contributions Savings Plan (or any successor plan thereto).

        h. "Continuous Status as an Employee" shall mean the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of a leave of absence agreed to in writing by the Employee's Employer, if such leave is for a continuous period of not more than one year or re-employment upon the expiration of such leave is guaranteed by contract or statute.

        i. "Designated Subsidiaries" shall mean the subsidiaries of the Company which have been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan, which may include corporations which become subsidiaries of the Company after the adoption of the Plan.

        j. "Employee" shall mean any person, including an officer, who as of an Offering Date has been regularly employed on a full-time basis by the Company, a wholly owned Subsidiary of the Company or a Designated Subsidiary of the Company for at least six months; provided, however, that an Employee shall not include any individual whose customary period of employment is for five months or less in any calendar year.

        k. "Employer" shall mean, as to any particular Employee, the corporation which employs such Employee, whether it is the Company, a wholly owned Subsidiary of the Company or a Designated Subsidiary of the Company.

        l. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        m. "Exercise Date" shall mean the last business day of each Purchase Period, except as the Committee may otherwise provide.

        n. "Fair Market Value" per Share as of a particular date shall mean (i) the closing sales price per Share on such date, as reported by the Composite Transactions reporting system or if not so reported, as reported by the New York Stock Exchange or (ii) in the event the Shares are not traded on such date, the closing price per Share, as so reported in the immediately preceding date on which trading occurred, or if not so reported, as reported by any national securities exchange on which the Shares are listed.

        o. "Offering Date" shall mean the first Trading Day of each Offering Period of the Plan. The Offering Date of an Offering Period is the grant date for the options offered in such Offering Period.

        p. "Offering Period" shall mean a period as described in Section 4 hereof.

        q. "Parent" shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of granting an option, each of the corporations other than the Company owns shares possessing 50% or more of the total combined voting power of all classes of shares in one of the other corporations in such chain.

        r. "Participant" shall mean an Employee who participates in the Plan.

        s. "Plan" shall mean the Alamosa Holdings, Inc. Employee Stock Purchase Plan, as amended from time to time.

        t. "Plan Year" shall mean the calendar year.

        u. "Purchase Period" shall mean each approximately six-month period, within an Offering Period, commencing on the Trading Day next following the last previous Exercise Date in such Offering Period and ending with the next Exercise Date in such Offering Period, except that the first Purchase Period of any Offering Period shall commence on the first Trading Day of such Offering Period and end with the next Exercise Date. The first Purchase Period of the first Offering Period under the Plan shall commence on April 2, 2001 and shall end on August 31, 2001.

        v. "Shares" shall mean shares of the common stock, par value $.01 per share, of the Company.

        w. "Subsidiary" shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of granting an option, each of the corporations other than the last corporation in the unbroken chain owns shares possessing fifty percent (50%) or more of the total combined voting power of all classes of shares in one of the other corporations in such chain.

        x. "Trading Day" shall mean a day on which national stock exchanges and the NASDAQ system are open for trading.

        y. "Year of Service" shall mean each successive period of twelve consecutive months (from an Employee's original employment date) during which the Employee's hours of employment are 1,000 hours or more.

     3. Eligibility.

        a. Subject to the requirements of Section 3.b. hereof, any person who is an Employee as of an Offering Date shall be eligible to participate in the Plan and be granted an option for the Offering Period commencing on such Offering Date.

        b. Notwithstanding any provisions of the Plan to the contrary, no Employee shall be granted an option under the Plan if, immediately after the grant, (i) such Employee (or any other person whose shares would be attributed to such Employee pursuant to Section 424(d) of the Code) would own shares and/or hold outstanding options to purchase shares possessing five percent (5%) or more of the total combined voting power or value of all classes of shares of the Company or of any Subsidiary or Parent of the Company, or (ii) such Employee's right to purchase shares under all employee stock purchase plans (as described in Section 423 of the Code) of the Company and any Subsidiary or Parent of the Company would accrue at a rate which exceeds twenty-five thousand dollars ($25,000) of Fair Market Value of such shares (determined at the time such option is granted) for any calendar year in which such option would be outstanding at any time. Any amounts received from an Employee which cannot be used to purchase Shares as a result of this limitation will be returned as soon as possible to the Employee without interest.

     4. Offering Periods. The Plan shall be implemented by a series of consecutive, overlapping Offering Periods. The first such Offering Period shall commence on the first Trading Day on or following April 1, 2001 and end on the last Trading Day on or before February 28, 2003. Unless otherwise determined by the Committee, each subsequent Offering Period shall have a duration of two years, commencing on the first Trading Day on or after March 1 and September 1 of each year. The Plan shall continue until terminated in accordance with
Section 19 hereof. Subject to Section 19 hereof, the Committee shall have the power to change the duration and/or the frequency of Offering Periods and/or Purchase Periods with respect to future offerings and shall use its best efforts to notify Employees of any such change at least 15 days prior to the scheduled beginning of the first Offering Period to be affected. In no event shall any option granted hereunder be exercisable more than 27 months from its date of grant.

     To the extent permitted by any applicable laws, regulations, or stock exchange rules, if the Fair Market Value of the Shares on any Exercise Date in an Offering Period is lower than the Fair Market Value of the Shares on the Offering Date of such Offering Period, then all Participants in such Offering Period shall be automatically withdrawn from such Offering Period immediately after the exercise of their option on such Exercise Date and automatically re-enrolled in the immediately following Offering Period as of the first day thereof.

     5. Grant of Option; Participation; Price.

        a. On each Offering Date the Company shall commence an offering by granting each eligible Employee an option to purchase Shares, subject to the limitations set forth in Sections 3b and 11 hereof. Each option so granted shall be exercisable for the number of Shares described in Section 8 hereof and shall be exercisable only on the Exercise Date.

        b. Each eligible Employee may elect to become a Participant in the Plan with respect to an Offering Period by filing a subscription agreement with his or her Employer authorizing payroll deductions in accordance with Section 6 hereof and filing it with the Company or the Employer in accordance with the form's instructions at least ten business days prior to the applicable Offering Date, unless a later time for filing the subscription agreement is set by the Committee for all Employees with respect to a given offering. Such authorization will remain in effect for subsequent Offering Periods, until modified or terminated by the Participant by giving written notice to his or her Employer prior to the next occurring Exercise Date. Additionally, a Participant may participate to a greater extent by authorizing reinvestment of dividends on the Shares held in his or her account (by giving written notice to the Company) or, if authorized by the Committee for all Participants, by making cash payments to be credited to his or her account under the Plan in accordance with Section 6 hereof.

        c. The option price per Share subject to an offering shall be 85% of the Fair Market Value of a Share on (i) the Offering Date or (ii) the Exercise Date, whichever is lower.

     6. Payroll Deductions and Cash Payments

           a. Subject to Section 5b hereof, a Participant may, in accordance with rules and procedures adopted by the Committee, authorize a payroll deduction of any whole percentage from one percent to ten percent of such Participant's Compensation each pay period (the permissible range within such percentages to be determined by the Committee from time to time). A Participant may increase or decrease such payroll deduction (including a cessation of payroll deductions) at any time but not more frequently than once each Purchase Period, by filing a new authorization form with his or her Employer. All payroll deductions made by a Participant shall be credited to such Participant's account under the Plan.

           b. Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3b hereof, a Participant's payroll deductions may be decreased to 0% at any time during a Purchase Period. Payroll deductions shall recommence at the rate provided in such Participant's subscription agreement as in effect at the beginning of the first Purchase Period scheduled to end in the following calendar year.

           c. A Participant may withdraw from the Plan as provided in Section 9, which will terminate his or her payroll deductions for the Purchase Period in which such withdrawal occurs. A Participant may increase or decrease the rate (0-10%) of his or her payroll deductions during an Offering Period by completing and filing with the Employer a new subscription agreement authorizing a change in payroll deduction rate. The Committee may, in its discretion, limit the number of rate changes by a Participant during an Offering Period. A change in rate shall be effective as of the next payroll period following the date of filing of the new subscription agreement.

     7. Exercise of Option.

        a. Unless a Participant withdraws from the Plan as provided in Section 9 hereof, or unless the Committee otherwise provides, such Participant's election to purchase Shares shall be exercised automatically on the Exercise Date, and the maximum number of Shares (excluding any fractional Share) subject to such option will be purchased for such Participant at the applicable option price with (i) the accumulated payroll deductions, (ii) cash dividends paid on Shares which have been credited to the Participant's account under the Plan pursuant to
Section 10
hereof, and (iii) any additional cash payments made by the Participant and credited to the Participant's account under the Plan in accordance with Section 6 hereof.

        b. Any cash balance remaining in a Participant's account after an Exercise Date will be carried forward to the Participant's account for the purchase of Shares on the next Exercise Date if the Participant has elected to continue to participate in the Plan. Otherwise the Participant will receive a cash payment equal to the cash balance of his or her account.

        c. The Shares purchased upon exercise of an option hereunder shall be credited to the Participant's account under the Plan as of the Exercise Date and shall be deemed to be transferred to the Participant on such date (except that no Shares purchased during the first Offering Period hereunder shall be credited to the Participant's account until payment of the aggregate option price has been completed within the Offering Period). Except as otherwise provided herein, the Participant shall have all rights of a shareholder with respect to such Shares upon their being credited to the Participant's account.

     8. Delivery of Shares.

        a. As promptly as practicable after receipt by the Company of a written request for withdrawal of Shares from any Participant, the Company shall arrange the delivery to such Participant of a share certificate representing the Shares in the Participant's account which the Participant requests to withdraw. Subject to Section 8b hereof, withdrawals may be made no more frequently than once each Offering Period. Shares received upon share dividends or share splits shall be treated as having been purchased on the Exercise Date of the Shares to which they relate.

        b. Notwithstanding anything in Section 8a hereof to the contrary, Shares may be withdrawn by a Participant more than once during an Offering Period under the following circumstances: (i) within 60 days following a Change in Control of the Company or (ii) upon the approval of the Committee, in its sole discretion.

     9. Withdrawal; Termination of Employment.

        a. A Participant may withdraw at any time all, but not less than all, cash amounts in his or her account under the Plan that have not been used to purchase Shares (including, without limitation, the payroll deductions, cash dividends and cash payments credited to such Participant's account) by giving written notice to the Company prior to the next occurring Exercise Date. All such payroll deductions, cash dividends and cash payments credited to such Participant's account shall be paid to such Participant promptly after receipt of such Participant's notice of withdrawal and such Participant's option for the Offering Period in which the withdrawal occurs shall be automatically terminated. No further payroll deductions for the purchase of Shares will be made for such Participant during such Offering Period, and any additional cash dividends during the Offering Period shall be distributed to the Participant.

        b. Upon termination of a Participant's Continuous Status as an Employee during the Offering Period for any reason, including voluntary termination, retirement or death, the payroll deductions, cash dividends and cash payments credited to such Participant's account that have not been used to purchase Shares (and, as to the first Offering Period, any such amounts credited to the account for partial payment for Shares as to which payment has not been completed) shall be returned (and any future cash dividends shall be distributed) to such Participant or, in the case of such Participant's death, to the person or persons entitled thereto under Section 13 hereof, and such Participant's option will be automatically terminated.

        c. A Participant's withdrawal from an Offering Period will not have any effect upon such Participant's eligibility to participate in a succeeding Offering Period or in any similar plan which may hereafter be adopted by the Company.

    10. Dividends and Interest.

        a. Cash dividends paid on Shares held in a Participant's account shall be credited to such Participant's account and used in addition to payroll deductions (and cash contributions, if any) to purchase Shares on the Exercise Date. Dividends paid in Shares or share splits of the Shares shall be credited to the accounts of Participants. Dividends paid in property other than cash or Shares shall be distributed to Participants as soon as practicable.

        b. No interest shall accrue on or be payable with respect to any cash amount credited to a Participant under the Plan.

    11. Shares.

         a. Subject to adjustment as provided in Section 17 hereof, the maximum number of Shares which shall be reserved for sale under the Plan shall be 3,500,000 Shares, plus an annual increase to be added on the first day of the Company's fiscal year beginning in 2004 equal to the lesser of (i) 200,000 Shares or (ii) such lesser amount determined by the Committee. Such Shares shall be either authorized and unissued Shares or Shares which have been reacquired by the Company. If the total number of Shares which would otherwise be subject to options granted pursuant to Section 5a hereof on an Offering Date exceeds the number of Shares then available under the Plan (after deduction of all Shares for which options have been exercised or are then outstanding), the Committee shall make a pro rata allocation of the Shares remaining available for option grant in as uniform a manner as shall be practicable and as it shall determine to be equitable. In such event, the Committee shall give written notice to each Participant of such reduction of the number of option Shares affected thereby and shall similarly reduce the rate of payroll deductions, if necessary.

         b. Shares to be delivered to a Participant under the Plan will be registered in the name of the Participant or, at the election of the

Participant, in the name of the Participant and another person as joint tenants with rights of survivorship.

    12. Administration. The Plan shall be administered by the Committee, and the Committee may select administrator(s) to whom its duties and responsibilities hereunder may be delegated. The Committee shall have full power and authority, subject to the provisions of the Plan, to promulgate such rules and regulations as it deems necessary for the proper administration of the Plan, to interpret the provisions and supervise the administration of the Plan, and to take all action in connection therewith or in relation thereto as it deems necessary or advisable. Any decision reduced to writing and signed by a majority of the members of the Committee shall be fully effective as if it had been made at a meeting duly held. Except as otherwise provided by the Committee, each Employer shall be charged with all expenses incurred in the administration of the Plan with respect to such Employer's Employees. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan, and all members of the Committee shall be fully indemnified by the Company with respect to any such action, determination or interpretation. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company, the Participant (or any person claiming any rights under the Plan from or through any Participant) and any shareholder.

    13. Designation of Beneficiary.

        a. A Participant may file with the Company, on forms supplied by the Company, a written designation of a beneficiary who is to receive any Shares and cash remaining in such Participant's account under the Plan in the event of the Participant's death.

        b. Such designation of beneficiary may be changed by the Participant at any time by written notice to the Company, on forms supplied by the Company. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant's death, the Company shall deliver such Shares and/or cash to the executor or administrator of the estate of the Participant or, if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant in accordance with the applicable laws of descent and distribution, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

    14. Transferability. Neither payroll deductions, dividends, dividend reinvestments or cash payments credited to a Participant's account nor any rights with regard to the exercise of an option or to receive Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way by the Participant (other than by will, the laws of descent and distribution or as provided in Section 13 hereof). Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 9 hereof.

    15. Use of Funds. All payroll deductions, dividends, reinvested dividends and additional cash payments received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such funds.

    16. Reports. Individual accounts will be maintained for each Participant in the Plan. Statements of account will be given to Participants as soon as practicable following each Offering Period, which statements will set forth the amounts of payroll deductions, dividends, dividend reinvestments and additional cash payments, the per Share purchase price, the number of Shares purchased, the aggregate Shares in the Participant's account and the remaining cash balance, if any.

    17. Effect of Certain Changes. In the event of a Change in Capitalization or the distribution of an extraordinary dividend, the Committee shall conclusively determine the appropriate equitable adjustments, if any, to be made under the Plan, including without limitation adjustments to the number of Shares which have been authorized for issuance under the Plan but have not yet been placed under option, as well as the price per Share covered by each option under the Plan which has not yet been exercised. In the event of a Change in Control of the Company, Offering Periods shall terminate unless otherwise provided by the Committee.

    18. Term of Plan. Subject to the Board's right to discontinue the Plan (and thereby end its Term) pursuant to Section 19 hereof, the Term of the Plan (and its last Offering Period) shall end on the tenth anniversary of the commencement of the first Offering Period. Upon any discontinuance of the Plan, unless the Committee shall determine otherwise, any assets remaining in the Participants' accounts under the Plan shall be delivered to the respective Participant (or the Participant's legal representative) as soon as practicable.

    19. Amendment to and Discontinuance of Plan. The Board may at any time amend, suspend or discontinue the Plan. Except as provided in Section 17 hereof, no such suspension or discontinuance may adversely affect options previously granted and no amendment may make any change in any option theretofore granted which adversely affects the rights of any Participant which accrued prior to the date of effectiveness of such amendment without the consent of such Participant. No amendment shall be effective unless it receives the requisite approval of the shareholders of the Company if such shareholder approval of such amendment is required to comply with Rule 16b-3 under the Exchange Act or Section 423 of the Code or to comply with any other applicable law, regulation or stock exchange rule.

    20. Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

    21. Regulations and Other Approvals; Governing Law.

        a. This Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Delaware without giving effect to the choice of law principles thereof, except to the extent that such law is preempted by federal law.

        b. The obligation of the Company to sell or deliver Shares with respect to options granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

        c. To the extent applicable hereto, the Plan is intended to comply with Rule 16b-3 under the Exchange Act, and the Committee shall interpret and administer the provisions of the Plan in a manner consistent therewith. Any provisions inconsistent with such Rule shall be inoperative and shall not affect the validity of the Plan.

    22. Withholding of Taxes. If the Participant makes a disposition, within the meaning of Section 424(c) of the Code and regulations promulgated thereunder, of any Share or Shares issued to such Participant pursuant to such Participant's exercise of an option, and such disposition occurs within the two-year period commencing on the day after the Offering Date or within the one-year period commencing on the day after the Exercise Date, such Participant shall, within ten (10) days of such disposition, notify the Company thereof and thereafter immediately deliver to the Company any amount of Federal, state or local income taxes and other amounts which the Company informs the Participant the Company is required to withhold.

    23. Effective Date. The Plan shall be effective as of April 1, 2001, subject to the approval of the Plan by the shareholders of the Company within 12 months before or after the date the Plan is adopted.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED "FOR" EACH OF PROPOSALS 1, 2 AND 3 AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING TO THE EXTENT PERMITTED UNDER APPLICABLE LAW.

1.    Election of directors.

      01 Scotty Hart
      02 Dr. Allen T. McInnes
      03 Michael V. Roberts
      04 David E. Sharbutt

                FOR all                         WITHHOLD
            nominees listed                     AUTHORITY
         (except as indicated)*         for all nominees listed

                  |_|                              |_|

* INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE THROUGH THAT INDIVIDUAL'S NAME.

2. Approval of an amendment to our Amended and Restated Employee Stock Purchase Plan to authorize for issuance an additional 2,500,000 shares of common stock.

        FOR                     AGAINST                 ABSTAIN

        |_|                       |_|                     |_|

3. Ratification of the selection of PricewaterhouseCoopers LLP as our independent accountants for the 2003 fiscal year.

        FOR                     AGAINST                 ABSTAIN

        |_|                       |_|                     |_|

4. The proxies are authorized to vote in their discretion upon all such other matters as may properly come before the Annual Meeting.

The undersigned hereby acknowledges receipt of the Company's Annual Report for the fiscal year ended December 31, 2002 and the accompanying Notice of Annual Meeting and Proxy Statement and hereby revokes any proxy or proxies heretofore given with respect to the matters set forth above.

Dated:____________________________________________________________________, 2003


________________________________________________________________________________
                                   Signature


________________________________________________________________________________
                           Signature if held jointly

Please sign exactly as your name appears on this Proxy. If shares are registered in more than one name, the signatures of all such persons are required. A corporation should sign in its full corporate name by a duly authorized officer, stating such officer's title. Trustees, guardians, executors and administrators should sign in their official capacity giving their full title as such. A partnership should sign in the partnership name by an authorized person, stating such person's title and relationship to the partnership.

--------------------------------------------------------------------------------
                            ^ FOLD AND DETACH HERE ^

                     Vote by Internet or Telephone or Mail
                         24 Hours a Day, 7 Days a Week

      Internet and telephone voting is available through 11PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

------------------------------------            ------------------------------------            ---------------------
             Internet                                        Telephone                                  Mail
     http://www.eproxy.com/almo                           1-800-435-6710
Use the Internet to vote your proxy.            Use any touch-tone telephone to                  Mark, sign and date
Have your proxy card in hand when               vote your proxy. Have your proxy                   your proxy card
you access the web site. You will be     OR     card in hand when you call. You will     OR              and
prompted to enter your control                  be prompted to enter your control                  return it in the
number, located in the box below, to            number, located in the box below,               enclosed postage-paid
create and submit an electronic                 and then follow the directions                        envelope.
ballot.                                         given.
------------------------------------            ------------------------------------            ---------------------

              If you vote your proxy by Internet or by telephone,
                 you do NOT need to mail back your proxy card.

PROXY

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

                             ALAMOSA HOLDINGS, INC.

      The undersigned shareholder(s) of Alamosa Holdings, Inc., a Delaware corporation (the "Company"), hereby appoints Loyd I. Rinehart and Jon D. Drake and each of them, attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of common stock, par value $.01 per share, of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company, to be held at the Lubbock Country Club, 3400 Mesa Road, Lubbock, Texas, on May 29, 2003 and at any and all adjournments, postponements, continuations or reschedulings thereof (the "Annual Meeting"), with all the powers the undersigned would possess if personally present at the Annual Meeting, as directed on the reverse side.

       (Continued and to be marked, dated and signed, on the other side)

--------------------------------------------------------------------------------
                            ^ FOLD AND DETACH HERE ^

         You can now access your Alamosa Holdings, Inc. account online.

Access your Alamosa Holdings, Inc. shareholder account online via Investor ServiceDirect(R) (ISD).

Mellon Investor Services LLC, agent for Alamosa Holdings, Inc., now makes it easy and convenient to get current information on your shareholder account. After a simple, and secure process of establishing a Personal Identification Number (PIN), you are ready to log in and access your account to:

o     View account status

o     View certificate history

o     View book-entry information

o     Make address changes

o     Obtain a duplicate 1099 tax form

o     Establish/change your PIN

              Visit us on the web at http://www.melloninvestor.com
                and follow the instructions shown on this page.

Step 1: FIRST TIME USERS - Establish a PIN

You must first establish a Personal Identification Number (PIN) online by following the directions provided in the upper right portion of the web screen as follows. You will also need your Social Security Number (SSN) or Investor ID available to establish a PIN.

The confidentiality of your personal information is protected using secure socket layer (SSL) technology.

o     SSN or Investor ID

o     PIN
                        -------------
o     Then click on the Establish PIN button
                        -------------

Please be sure to remember your PIN, or maintain it in a secure place for future reference.

Step 2: Log in for Account Access

You are now ready to log in. To access your account please enter your:

o     SSN or Investor ID

o     PIN
                        ------
o     Then click on the Submit button
                        ------

If you have more than one account, you will now be asked to select the appropriate account.

Step 3: Account Status Screen

You are now ready to access your account information. Click on the appropriate button to view or initiate transactions.

o     Certificate History

o     Book-Entry Information

o     Issue Certificate

o     Address Change

o     Duplicate 1099

              For Technical Assistance Call 1-877-978-7778 between
                       9am-7pm Monday-Friday Eastern Time